Exhibit 99.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 2, 2009

Among

ENTEGRIS, INC. and POCO GRAPHITE, INC.,

as Borrowers,

THE BANKS,

as defined herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

CITIBANK N.A.,

as Syndication Agent, and

RBS CITIZENS, NATIONAL ASSOCIATION,

as Documentation Agent

Exhibits and Schedules

Exhibit:

A	Revolving Note
B	Swing Line Note
C	Compliance Certificate
D	Guaranty
E	Notice of Borrowing, Conversion or Continuation
F	Pledge Agreement
G	Intercompany Subordination and Payment Agreement
H	Assignment Certificate
I	Security Agreement
J	Borrowing Base Certificate

Schedules:

1.1.1	Existing Letters of Credit
1.1.2	Revolving Commitments and Percentages
2.21	Cash Management Banks
4.4	Subsidiaries
4.6	Litigation
4.12	Environmental Compliance
4.15	Distribution Agreements
4.16	Owned Real Estate
4.17	Deposit Accounts and Securities Accounts
5.20	Post-Closing Obligations
6.1	Liens
6.2	Debt
6.3	Investments
6.5	Designated Chaska Equipment
9.3	Addresses for Notices

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is dated as of March 2, 2009, by and among ENTEGRIS, INC., a Delaware corporation (the “Company”), and POCO GRAPHITE, INC., a Delaware corporation (“Poco”; the Company and Poco, collectively, the “Borrowers” and each, individually, a “Borrower”), and each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to this Agreement pursuant to the terms and conditions of Article VIII hereof (herein collectively called the “Banks” and individually each called a “Bank”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the “Agent”), CITIBANK NA, as Syndication Agent (in such capacity, the “Syndication Agent”) and RBS CITIZENS, NATIONAL ASSOCIATION, as successor by merger to Citizens Bank. N.A., as Documentation Agent (in such capacity, the “Documentation Agent”).

RECITALS:

WHEREAS, the Company, the Banks, the Agent, the Syndication Agent and the Documentation Agent are parties to that certain Credit Agreement dated as of February 15, 2008 (as amended, the “Existing Credit Agreement”), pursuant to which the Agent and the Banks agreed to provide certain loans and financial accommodation to the Company; and

WHEREAS, Poco is a Subsidiary of the Company and, together with the Company, is engaged in a joint enterprise;

WHEREAS, the Company has requested that the Existing Credit Agreement be amended and restated on the terms set forth herein; and

WHEREAS, the Agent and the Banks have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, including, without limitation, the joinder of Poco as a co-borrower hereunder and the execution and delivery of the Security Agreement by each of the Obligors.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(d) all accounting terms, unless otherwise specified, shall be deemed to refer to Persons and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of any Borrower or any of their Subsidiaries.

“Acquisition” means any transaction or series of transactions by which any Borrower or any of their Subsidiaries acquires (a) any or all of the stock or other securities of any class of any Person (not including securities held by the Company solely in conjunction with the investment of its excess cash under the Approved Investment Policy), or (b) all or substantially all of the assets, or a division or line of business, of any Person.

“Adjustment Date” has the meaning specified in Section 8.12.

“Advance” means the portion of the outstanding Loans bearing interest at an identical rate for an identical Interest Period, provided that all Base Rate Advances shall be deemed a single Advance. An Advance may be a “LIBOR Rate Advance” or “Base Rate Advance” (each, a “type” of Advance).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, (i) ten percent (10%) or more of a Person that is publicly held or (ii) ten percent (10%) or more of a Person that is privately held, of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s, officers, directors, joint venturers and partners. For purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall in no event include the Agent or a Bank.

“Agent” shall have the meaning set forth in the Preamble to this Agreement, and shall not mean or include the Syndication Agent or the Documentation Agent.

“Agent’s Fee Letter” means that certain letter agreement, dated as of January 30, 2009, between the Agent and the Borrower regarding fees payable by the Borrower to the Agent.

“Agent’s Liens” means the Liens granted by Obligors to Agent under the Loan Documents.

“Agreement” means this Amended and Restated Credit Agreement and all exhibits, amendments and supplements hereto and all restatements thereof.

“Applicable Margin” means (a) at all times when an MPT Event is not in effect, 5.25% in the case of LIBOR Rate Advances and 4.25% in the case of Base Rate Advances, and (b) at all times during the effectiveness of any MPT Event, 7.50% in the case of LIBOR Rate Advances and 6.50% in the case of Base Rate Advances.

“Applicant” has the meaning specified in Section 8 12.

“Application Event” means the occurrence of (a) a failure by the Borrowers to repay all of the Obligations on the Revolving Termination Date, or (b) an Event of Default and the election by the Required Banks to declare all or any portion of the Obligations to be due and payable, to terminate the Revolving Commitment, or to exercise remedies against the Collateral.

“Appraisal” means the Initial Fixed Asset Appraisal and any appraisal of Collateral subsequently delivered to the Agent in connection herewith.

“Approved Currency Risk Management Policy” means the Borrower’s policy for currency risk management, as set forth in the document entitled “Currency Risk Management Policy”, approved by the board of directors of the Borrower in December, 2006.

“Approved Investment Policy” means the Borrower’s policy for investing funds, as set forth in the document entitled “Investment Policy Statement”, approved by the board of directors of the Borrower in December, 2006.

“Assignment Certificate” has the meaning specified in Section 8.12.

“Bank Group” means, individually and collectively, each of the Banks (including the Letter of Credit Bank) and the Agent.

“Bank Group Expenses” means (a) all reasonable costs and expenses (including taxes, and insurance premiums) required to be paid by an Obligor under any of the Loan Documents that are paid, advanced, or incurred by the Bank Group, (b) all reasonable fees or charges paid or incurred by the Agent in connection with the Bank Group’s transactions with Obligors, including reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office or the copyright office), filing, recording, publication, Appraisals, real estate surveys (including each Survey), real estate title policies and endorsements (including each Mortgage Policy), and environmental audits, and all other reasonable fees and charges associated with any Real Estate Collateral, (c) all reasonable out-of-pocket costs and expenses incurred by the Agent in the disbursement of funds to the Borrowers or other members of the Bank Group (by wire transfer or otherwise), (d) all reasonable out-of-pocket charges paid or incurred by the Agent resulting from the dishonor of checks payable by or to any Borrower, (e) all reasonable out-of-pocket costs and expenses paid or incurred by the Bank Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated (provided that the Bank Group shall not be reimbursed for more than one counsel in addition to the Agent’s counsel), (f) all reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of the Agent related to any inspections or audits of Obligors or the Collateral, (g) all reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Bank Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Bank Group’s relationship with any Obligor (provided that the Bank Group shall not be reimbursed for more than one counsel in addition to the Agent’s counsel), (h) the Agent’s reasonable costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or syndicating the Loan Documents, and (i) the Agent’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in amending, terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any Obligor, or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any remedial action concerning the Collateral.

“Bank Product” means any of the following financial accommodations extended to any Borrower or any of their Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement): (a) credit and charge cards, cardless charge programs, and electronic business to business payment solutions, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions out of which FX and Currency Option Obligations and Rate Hedging Obligations arise.

“Bank Product Agreements” means those agreements entered into from time to time by any Borrower or any of their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers and their Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all amounts that the Agent or any member of the Bank Group is obligated to pay or reimburse to a Bank Product Provider as a result of the Agent or such member of the Bank Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo, any other member of the Bank Group, and their respective Affiliates.

“Banks” shall have the meaning set forth in the Preamble to this Agreement.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Rate for such day plus 1.25% per annum, and (c) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%. At no time shall the Base Rate be less than 3.25%.

“Base Rate Advance” means any Advance which bears interest at a rate determined by reference to the Base Rate.

“Borrowers” shall have the meaning set forth in the Preamble to this Agreement.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 80% of Eligible Accounts; plus

(b) 45% of Eligible Inventory; plus

(c) with respect to Eligible Fixed Assets, (i) 50% of the net book value of Eligible Fixed Assets at all times until the Agent’s receipt and approval of the Initial Fixed Asset Appraisal, and (ii) 100% of the NOLV of Eligible Fixed Assets at all times following the Agent’s receipt and approval of the Initial Fixed Asset Appraisal; provided, that, the amount included in the Borrowing Base under this clause (c) shall be reduced immediately upon any sale of Eligible Fixed Assets to reflect the sale of such assets; plus

(d) the Overadvance Basket; minus

(e) the Collateral Access Reserve.

The Agent shall have the right, in its Permitted Discretion, to reduce any of the advance rates set forth above based upon the results of any collateral examination conducted by or on behalf of the Agent or any Appraisal.

“Borrowing Base Certificate” means a certificate in the form of Exhibit J, duly completed and signed by an authorized officer of the Company.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Minnesota, and, in addition, if such day relates to a LIBOR Rate Advance or fixing of a LIBOR Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Adequacy Rule” has the meaning specified in Section 2.16(b)(ii).

“Capital Adequacy Rule Change” has the meaning specified in Section 2.16(b)(iii).

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Company and its Subsidiaries during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the balance sheet of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, however, that “Capital Expenditures” shall not include (a) expenditures with respect to acquisitions of businesses permitted hereunder, or (b) expenditures made with insurance or condemnation proceeds received after the Closing Date.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash and Cash Equivalents” means the amount, net of any right of setoff or reduction by any depositary or financial intermediary holding such assets (other than with respect to the Obligations and customary administrative fees and expenses), in each case not subject to any restriction on transfer to or by the Borrower, of cash and the following:

(a) investments made under the Approved Investment Policy, excluding “Other Investments” as defined therein; and

(b) such other investments as the Borrowers shall request and the Required Banks shall approve in writing.

“Cash Flow Leverage Ratio” means the ratio, calculated as of each fiscal quarter end, of (a) Total Funded Debt as of such fiscal quarter end, to (b) the product of (i) EBITDA for the two fiscal quarter period ending on such date, multiplied by (ii) two.

“Cash Management Account” has the meaning specified therefor in Section 2.21(a).

“Cash Management Bank” has the meaning specified therefor in Section 2.21(a).

“Change of Control” means:

(a) either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty five percent (35%) or more of the then-outstanding voting capital stock of the Company; or (ii) a change in the composition of the board of directors of the Company or any corporate parent of such corporation such that continuing directors cease to constitute more than fifty percent (50%)of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the Company who assumed office prior to such date, and (ii) those members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least fifty percent (50%) of the directors of such corporation in office immediately prior to such appointment or nomination; or

(b) a “change of control” or any similar event shall occur under, and as defined in, any material documents governing any material Debt of the Company or any Subsidiary; or

(c) the Company shall for any reason cease to own 100% of the issued and outstanding capital stock of Poco.

“Closing Date” means the date on which all of the conditions precedent to the closing of the transactions contemplated hereby are satisfied or waived in accordance with Section 3.1.

“Closing Date Projections” means the projections and business plan delivered to the Agent on or prior to the date of this Agreement by the Company and relied on by the Agent in setting the covenants and agreements set forth herein.

“Code” means the Minnesota Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Obligor in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a waiver or acknowledgement agreement from (a) any lessor of any real property where any Borrower’s books and records relating to the Collateral are located, or (b) any other Person in possession of, having a Lien upon, or having rights or interests in, any Borrower’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Agent.

“Collateral Access Reserve” means such reserve (if any) established by the Agent in its Permitted Discretion at any time on or after the 60th day following the Closing Date with respect to any leased real property and contract warehouse location at which Eligible Inventory and Eligible Equipment with a net book value of greater than $3,000,000 in the aggregate is located as of the date of the establishment of such reserve, unless such location is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, such reserve for each such location not to exceed two months of rental or warehouse payments for such location.

“Commitment Fees” has the meaning specified in Section 2.11(b).

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company’s Consultant” has the meaning specified in Section 5.16.

“Compliance Certificate” means a certificate in the form of Exhibit C, duly completed and signed by an authorized officer of the Company.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the applicable Obligor, the Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account, including a Cash Management Account).

“Copyright Security Agreement” means a Copyright Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Debt” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money (including but not limited to the Loans, obligations under other senior bank debt, senior notes and subordinated notes);

(b) all obligations of such Person evidenced by bonds, debentures, notes, reimbursement agreements (except to the extent excluded under clause (h) below), recourse agreements or other similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than current obligations under credit card arrangements with respect to purchases of property and services, and the incurrence of other obligations, in each case in the ordinary course of business), except trade accounts payable arising in the ordinary course of business;

(d) all Capitalized Lease Liabilities and Synthetic Lease Liabilities of such Person;

(e) all Debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person;

(f) all Debt of others guaranteed by such other Person;

(g) net mark-to-market exposure under Rate Hedging Obligations, FX and Currency Option Obligations and other financial contracts, excluding those entered in compliance with the Approved Currency Risk Management Policy;

(h) reimbursement obligations with respect to letters of credit and bank guaranties whether drawn or undrawn, contingent or otherwise excluding the following items issued in the ordinary course of business: (i) commercial letters of credit, (ii) letters of credit or bank guaranties issued in respect of obligations to make deposits or deferred payment reserves, and (iii) letters of credit or bank guaranties of payment of import duties and consumption taxes;

(i) indebtedness attributable to permitted securitization transactions;

(j) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations); and

(k) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning specified in Section 2.8(d).

“Defaulting Bank” means any Bank that has failed to perform its obligations to fund an extension of credit required to be made by this Agreement.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Chaska Equipment” means the Equipment described on Schedule 6.5.

“Distribution Agreement” means each distribution agreement between the Company (or one of its Subsidiaries) and any of the Company’s Subsidiaries, whereby the Company or a Subsidiary agrees to distribute goods on behalf of the other party thereto.

“Documentation Agent” shall have the meaning set forth in the Preamble to this Agreement.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means a Subsidiary organized under the laws of one of the States of the United States, excluding, however, Entegris Asia.

“EBITDA” means, with reference to any period, net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period, plus, to the extent deducted from revenues in determining such net income, (a) Interest Expense, (b) expense for income taxes paid or accrued, (c) non-cash expenses (including non-cash stock compensation expenses), (d) non-recurring costs or expense incurred with a permitted merger or acquisition (reasonably acceptable to Agent), (e) lease payments under a lease that results in Synthetic Lease Liabilities, (f) depreciation, (g) amortization, (h) foreign exchange expenses other than from foreign exchange contracts actually settled in cash, (i) extraordinary non-cash losses, and (j) without duplication of any amount included in clause (g) above, out-of-pocket cash expenses incurred during fiscal year 2009 with respect to (i) the fees and expenses of the Financial Consultant and Agent’s legal counsel in connection with the Transaction, (ii) other transaction costs associated with the Transaction (including the fees of the Company’s Consultant), and (iii) restructuring and severance charges, provided, that, the amount added-back to net income under clauses (ii) and (iii) shall not exceed $1,000,000 in the aggregate, minus, to the extent included in such net income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis, in accordance with GAAP.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Agent in its Permitted Discretion to address the results of any audit performed by the Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied customer cash. Eligible Accounts shall not include the following unless otherwise agreed to in writing by the Agent:

(a) Accounts that the Account Debtor has failed to pay within 120 days of the original invoice date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment (prior to the date such consignment items are actually placed into use) or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts in excess of $3,000,000 in the aggregate with respect to which the Account Debtor either (i) does not maintain a place of business in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless, to the extent required by the Agent, (y) the Account is supported by an irrevocable letter of credit satisfactory to the Agent (as to form, substance, and issuer or domestic confirming bank) in its Permitted Discretion that has been delivered to the Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Agent in its Permitted Discretion,

(g) Accounts in excess of $200,000 in the aggregate with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the extent required by the Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h) Accounts in excess of $200,000 in the aggregate with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute; provided, that, this exclusion shall not apply with respect to Accounts owing from any Account Debtor that has executed and delivered an agreement to waive offset rights that is reasonably acceptable to the Agent, so long as such Account Debtor has not asserted any offset or dispute rights,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to a bankruptcy or insolvency proceeding, is not solvent, has gone out of business, or as to which a Borrower has received notice of an imminent bankruptcy or insolvency proceeding,

(k) Accounts, the collection of which, the Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien, or

(m) Accounts in excess of $200,000 in the aggregate (i) with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (the services giving rise to such Account have not been performed and billed to the Account Debtor, or (ii) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

“Eligible Equipment” means Equipment of the Borrowers used in the ordinary course of the Borrowers’ business, that complies with each of the representations and warranties respecting Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Agent in its Permitted Discretion to address the results of any audit or Appraisal performed by or on behalf of the Agent from time to time after the Closing Date. Unless otherwise agreed to in writing by the Agent, an item of Equipment shall not be included in Eligible Equipment if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) it is not located at a location in the continental United States disclosed in writing to the Agent (or in-transit from one such location to another such location), or

(c) it is not subject to a valid and perfected first priority Agent’s Lien.

“Eligible Fixed Assets” means, collectively, Eligible Equipment and Eligible Real Estate.

“Eligible Inventory” means Inventory of the Borrowers consisting of first quality finished goods or raw materials held for sale in the ordinary course of the Borrowers’ business, that complies with each of the representations and warranties respecting Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Agent in its Permitted Discretion to address the results of any audit or Appraisal performed by the Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. Unless otherwise agreed to in writing by the Agent, an item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) it is not located at a location in the continental United States disclosed in writing to the Agent (or in-transit from one such location to another such location),

(c) it is not subject to a valid and perfected first priority Agent’s Lien,

(d) it consists of goods returned or rejected by a Borrower’s customers,

(e) it consists of goods that are obsolete or slow moving; work-in-process; goods that constitute spare parts or supplies used or consumed in a Borrower’s business; bill and hold goods; defective goods; “seconds;” goods acquired by a Borrower on consignment, or

(f) goods placed on consignment by a Borrower with a customer or other Person, provided, that such criteria shall not exclude goods of up to $1,500,000 in value (valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) in the aggregate at any time placed on consignment with customers at locations in the continental United States.

“Eligible Real Estate” means Real Estate owned by a Borrower that complies with each of the representations, warranties, covenants and agreements respecting Real Estate made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Real Estate shall not include the following unless otherwise agreed to in writing by the Agent:

(a) any parcel of Real Estate with respect to which the applicable Borrower has not satisfied each of the Real Estate Conditions,

(b) any parcel of Real Estate with respect to which the applicable Borrower does not have good, valid, and marketable title thereto, subject only to a valid and perfected first priority Agent’s Lien and Permitted Real Estate Encumbrances, or

(c) any parcel of Real Estate located outside the United States.

“Entegris Asia” means Entegris Asia LLC, a Delaware limited liability company.

“Environmental Laws” has the meaning specified in Section 4.12.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit issued by Wells Fargo and identified on Schedule 1.1.1 hereof.

“Extraordinary Receipts” means any cash received after the Closing Date by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds from the sale, transfer or other disposition of, or any casualty or condemnation with respect to, Inventory, Equipment or Real Estate) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than amounts representing the reimbursement of out-of-pocket costs and expenses incurred after the Closing Date with respect to third-party claims), (b) indemnity payments or purchase price adjustments (other than a working capital adjustment) received in connection with any purchase agreement (other than (i) amounts representing the reimbursement of out-of-pocket costs and expenses incurred after the Closing Date with respect to third-party claims and (ii) escrow distributions from the Escrow Account (as defined below) in respect of internal costs incurred prior to the Closing Date in an amount not to exceed $250,000 or costs incurred after the Closing Date), (c) tax refunds or rebates, or (d) proceeds from the Company’s issuance of any equity securities or any Obligor’s sale or transfer of equity interests in NexPlanar Corporation or American Membrane Corporation, in each case net of all reasonable costs, expenses and taxes incurred by the applicable Borrower or

Subsidiary in connection therewith. As used herein, “Escrow Account” means the account established pursuant to the EC Escrow Agreement, dated August 11, 2008, by and among Cowen Capital Partners, LLC, U.S. Bank National Association and the Company, related to the Company’s 2008 acquisition of Poco.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Financial Consultant” means Alvarez & Marsal or such other financial consultant as the Agent may engage in connection herewith.

“Fixed Assets” means, collectively, Equipment and Real Estate.

“Fixed Charge Coverage Ratio” means the ratio, calculated as of each fiscal quarter end for the four fiscal quarter period ending on such date (or, with respect to the fiscal periods ending on June 30, 2010 and September 30, 2010, for the period from January 1, 2010 through the end of such fiscal period), of (a) the aggregate of EBITDA, plus lease payments, minus Capital Expenditures (other than Capital Expenditures funded with Permitted Purchase Money Debt), minus cash taxes, divided by (b) the aggregate of lease payments, Interest Expense (excluding non-cash interest expense), and scheduled principal payments.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Funded Debt” means all outstanding Debt of a Person other than Debt described in subparagraphs (j) and (k) of the definition of “Debt.”

“FX and Currency Option Obligations” means any and all obligations of the Company and its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all agreements, devices or arrangements designed to protect the Company or any Subsidiary from variations in the comparative value of currencies, including foreign exchange purchase and future purchase transactions, currency options, currency swaps and cross currency rate swaps.

“GAAP” means generally accepted accounting principles as in effect and applied on a basis consistent with the accounting practices applied in the financial statements of the Company and its Subsidiaries referred to in Section 4.5. In the event GAAP changes after the date of such financial statements, the parties agree to negotiate revised definitions and covenants to adjust to these changes.

“Guarantors” means all of the Domestic Subsidiaries (other than Poco) in existence as of the Closing Date and each additional Subsidiary of the Company that executes and delivers a Guaranty in favor of the Agent and the Banks either at the time of execution of this Agreement or at any time hereafter pursuant to Section 5.14.

“Guaranty” means a Guaranty of a Guarantor in favor of the Agent and the Banks, in the form of Exhibit D hereto duly completed for each Guarantor, as the same may be amended, supplemented or restated from time to time.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Hedge Agreements” means, collectively, any and all agreements, devices or arrangements under which any FX and Currency Option Obligations or Rate Hedging Obligations arise.

“Indemnitees” has the meaning specified in Section 9.5.

“Initial Fixed Asset Appraisal” has the meaning specified in Section 5.2(b).

“Intellectual Property” means all now existing or hereafter acquired Copyrights, Patents, and Trademarks (as such terms are defined in the Security Agreement) of the Obligors.

“Intellectual Property Security Agreement” means each Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement.

“Intercompany Loan” means a loan by the Company to one or more of its Subsidiaries or a loan by one or more of the Company’s Subsidiaries to the Company or another Subsidiary.

“Intercompany Subordination and Payment Agreement” means the Intercompany Subordination and Payment Agreement executed by each Obligor and Foreign Subsidiary in favor of the Agent and the Banks, in the form of Exhibit G hereto, as the same may be amended, supplemented or restated from time to time.

“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Debt of the Company and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) the component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements treated under GAAP as interest, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net Rate Hedging Obligations, in each case determined in accordance with GAAP.

“Interest Period” means, relative to any LIBOR Rate Advance, the period beginning on (and including) the date on which such LIBOR Rate Advance is made, or continued as, or converted into, a LIBOR Rate Advance pursuant to Sections 2.2, 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one (1), two (2), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in the relevant notice pursuant to Sections 2.2, 2.3 or 2.4; provided, however, that:

(a) no more than eight (8) different Interest Periods may be outstanding at any one time;

(b) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day); and

(c) no Interest Period may end later than the Revolving Termination Date.

“Inventory” means inventory (as that term is defined in the Code).

“Letter of Credit” means each Existing Letter of Credit and each letter of credit issued by the Letter of Credit Bank as described in Section 2.7.

“Letter of Credit Agreement” has the meaning specified in Section 2.7(b).

“Letter of Credit Bank” means Wells Fargo, in its separate capacity as issuer of the Letters of credit for the account of the Borrowers pursuant to Section 2.7.

“Letter of Credit Fee” has the meaning specified in Section 2.7(c).

“Letter of Credit Obligations” means the sum of (a) the aggregate face amount of all issued and outstanding Letters of Credit and (b) amounts drawn under Letters of Credit for which the Letter of Credit Bank has not been reimbursed with proceeds of a Loan or otherwise.

“Letter of Credit Sublimit” means Twenty Million Dollars ($20,000,000).

“LIBOR Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Rate Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Interest Period of such LIBOR Rate Advance, or the rate for such deposits reasonably determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that if the LIBOR Rate is not determinable in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein. At no time shall the LIBOR Rate be less than 1.50%. If the Board of Governors of the Federal Reserve System (or any successor) prescribes a reserve percentage (the “Reserve Percentage”) for “Eurocurrency liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), then the above definition of LIBOR shall be the “Base LIBOR”, and “LIBOR” shall mean: Base LIBOR divided by (100% minus LIBOR Reserve Percentage). Each determination by the Agent of the applicable LIBOR shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

“LIBOR Rate Advance” means an Advance which bears interest at a rate determined by reference to a LIBOR Rate.

“LIBOR Reserve Percentage” means the Reserve Percentage adjusted by the Agent for expected changes in such reserve percentage during the applicable Interest Period.

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Line Block” means $11,000,000 or such lesser amount as the Required Banks may determine in their discretion from time to time.

“Loan Documents” means this Agreement, the Revolving Notes, the Swing Line Note, the Guaranties, the Security Agreement, each Collateral Access Agreement, each Control Agreement, each Letter of Credit Agreement, each Mortgage, each Intellectual Property Security Agreement, each Pledge Agreement, the Intercompany Subordination and Payment Agreement, all applications and other agreements relating to the Letters of Credit, and all other loan documents now or hereafter given by the Borrowers or the Guarantors to the Agent and the Banks in connection with the Obligations of the Borrowers under this Agreement.

“Loans” means the Revolving Loans and the Swing Line Loans.

“Malaysian Subsidiary” means Entegris (Malaysia) Sd. Bhd., a private limited liability company established under the laws of Malaysia.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition or operations of the Company and its Subsidiaries taken as a whole on a consolidated basis;

(b) the Collateral, the value thereof, or the Agent’s Liens, in each case taken as a whole; or

(c) the validity, enforceability or collectibility of the Loan Documents.

“Minimum Performance Threshold” means the requirement to achieve year-to-date EBITDA, measured as of each month end set forth below for the fiscal year-to-date period then ending, of greater than the applicable amount set forth below:

Period Ending	Minimum YTD EBITDA
July 2009	$(44,000,000)
August 2009	$(47,000,000)
September 2009	$(46,000,000)
October 2009	$(46,000,000)
November 2009	$(45,000,000)
December 2009	$(39,000,000)

“Mortgage Policy” means, with respect to any parcel of Real Estate, a mortgagee title insurance policy (or marked commitment to issue the same) for such Real Estate issued by a title insurance company reasonably satisfactory to the Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the applicable Borrower in favor of the Agent, in form and substance reasonably satisfactory to the Agent, that encumber the Real Estate Collateral.

“MPT Event” means the occurrence of (a) the failure of the Borrowers and their Subsidiaries to satisfy the Minimum Performance Threshold as of any fiscal month end as of which the Minimum Performance Threshold is tested, or (b) the election by the Required Banks to declare a MPT Event following the occurrence of an Event of Default resulting from the failure of the Borrowers to deliver to the Agent, in a timely manner, the monthly financial statements and related Compliance Certificate with respect to any fiscal month end as of which the Minimum Performance Threshold is tested, which MPT Event shall, in either case, be deemed to occur as of such fiscal month end and shall remain in effect, notwithstanding the Borrowers’ compliance with the Minimum Performance Threshold as of any subsequent fiscal month end, until the earlier of (i) such date as of which the Required Banks waive such MPT Event or (ii) the date of delivery to the Agent of financial statements and a Compliance Certificate (in each case complying with the applicable requirements of Section 5.1) for any fiscal quarter ending on or after March 31, 2010 evidencing that the Borrowers are in compliance with all of the financial covenants set forth in Sections 5.8 through 5.13 and that no Default or

Event of Default exists as of such date; provided, that, solely for purposes of determining whether the Borrowers have satisfied the requirements of the foregoing clause (ii) as of the fiscal quarter ending on March 31, 2010, (A) the Borrowers shall be required to satisfy the Cash Flow Leverage Ratio and Fixed Charge Coverage Ratio covenants notwithstanding that, pursuant to the terms of Sections 5.9 and 5.10, such covenants are not tested for covenant compliance purposes until June 30, 2010, and (B) the Fixed Charge Coverage Ratio shall be calculated based on the fiscal period from October 1, 2009 through March 31, 2010.

“Net Cash Proceeds” means, with respect to any sale or disposition by an Obligor of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of an Obligor, in connection therewith after deducting therefrom only (a) the amount of any Debt secured by any Permitted Lien on any asset (other than (i) Debt owing to the Agent or any Bank under this Agreement or the other Loan Documents and (ii) Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (b) reasonable fees, commissions, and expenses related thereto and required to be paid by an Obligor in connection with such sale or disposition, and (c) taxes paid or payable to any taxing authorities by an Obligor in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of an Obligor, and are properly attributable to such transaction.

“NOLV” means the net orderly liquidation value of Fixed Assets as set forth in the Initial Fixed Asset Appraisal or any subsequent Appraisal received and approved by the Agent; provided, that, in the case of Poco’s owned Real Estate located in Decatur, Texas, the “NOLV” shall be reduced by such amount (the “Poco Environmental Remediation Reserve”), not to exceed $1,100,000, as the Agent shall deem appropriate in its Permitted Discretion based on any environmental remediation issues set forth in the environmental site assessments delivered to the Agent with respect to such property, with the amount of the Poco Environmental Remediation Reserve to be determined and adjusted by the Agent from time to time taking into account evidence provided by the Borrowers to the Agent as to the satisfactory resolution of such remediation issues and such other factors as the Agent shall deem appropriate.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice of Borrowing, Conversion or Continuation” means a notice by a Borrower to the Agent in the form of Exhibit E.

“Obligations” means, collectively, (a) all obligations and liabilities of the Borrowers to the Agent, the Letter of Credit Bank and the Banks under this Agreement and all other Loan Documents, including without limitation obligations to pay principal, interest, fees, expenses and other amounts (including Bank Group Expenses), including without limitation any such obligations that arise after the filing of a petition by or against any Obligor under the Bankruptcy Code, regardless of whether allowed as a claim in the resulting proceeding, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise, and (b) all Bank Product Obligations.

“Obligors” means, collectively, the Borrowers, the Guarantors and Entegris Asia.

“Overadvance” means any situation by which the Total Outstanding Revolving Amount is greater than any of the limitations set forth in Section 2.1 or Section 2.7, as applicable.

“Overadvance Basket” means $65,000,000 minus the amount of all Extraordinary Receipts received by any Obligor.

“Patent Security Agreement” means a Patent Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Payee” has the meaning specified in Section 2.15.

“Percentage” means, as to any Bank, (a) the amount of its Revolving Commitment (whether or not used) divided by the Revolving Commitment Amount, or (b) if the Revolving Commitments have been terminated, the outstanding amount of such Banks Revolving Loans, participation in Swing Line Loans and Letter of Credit Obligations divided by the total outstanding Revolving Loans, Swing Line Loans and Letter of Credit Obligations of all Banks.

“Permitted Debt” means: (a) Debt of the Obligors in existence on the date of this Agreement and listed in Schedule 6.2, together with refinancings and renewals thereof so long as the maximum available or committed amount of any such refinanced or renewed Debt is not increased in connection therewith; (b) Permitted Purchase Money Debt; (c) Permitted Foreign Subsidiary Debt; (d) FX and Currency Option Obligations, and Rate Hedging Obligations, in each case to the extent arising in the ordinary course of business and not for speculative purposes, (e) Intercompany Loans permitted under Section 6.3, (f) the Loans and other Debt outstanding under this Agreement; and (g) other unsecured Debt not exceeding $5,000,000 in the aggregate at any one time outstanding.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Foreign Subsidiary Debt” means Debt of the Foreign Subsidiaries in existence on the date of this Agreement and listed in Schedule 6.2, together with refinancings and renewals thereof so long as the maximum available or committed amount of any such refinanced or renewed Debt is not increased in connection therewith.

“Permitted Liens” means: (a) Liens in existence on the date of this Agreement and listed in Schedule 6.1 (including any subsequent extension or renewal or replacement of such Liens to the extent (i) the related extension or renewal or replacement of the Debt secured thereby is otherwise permitted under this Agreement, (ii) the principal amount secured thereby is not increased above the amount outstanding immediately prior to such extension or renewal, and (iii) the property subject thereto is not increased); (b) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4; (c) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other like Liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4; (d) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (e) Permitted Real Estate Encumbrances; (f) purchase money Liens upon or in property of the Borrowers or any of their Subsidiaries, or Liens existing in such property at the time of the acquisition thereof, provided that no such Lien extends or shall extend to or cover any property of the Borrowers or any of their Subsidiaries other than the property then being acquired and fixed improvements then or thereafter erected thereon; and (g) pledges or deposits of Cash or Cash Equivalents of Foreign Subsidiaries, in an aggregate amount not to exceed $1,500,000 at any time, to secure reimbursement, Debt and other obligations of Foreign Subsidiaries.

“Permitted Purchase Money Debt” means Capitalized Lease Liabilities and other purchase money Debt with respect to fixed assets in an aggregate principal amount incurred during any fiscal period not to exceed the applicable Capital Expenditures limit for such period set forth in Section 5.12.

“Permitted Real Estate Encumbrances” means, in the case of any parcel of Real Estate, (a) encumbrances approved by the Agent and disclosed in the applicable Mortgage Policy, (b) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrowers or any of their Subsidiaries or the value of such property for the purpose of such business, and (c) Permitted Liens described in clauses (b) and (c) of the definition thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan maintained for employees of either of the Company or any Subsidiary of the Company and covered by Title IV of ERISA.

“Pledge Agreement” means a Pledge Agreement in favor of the Agent and the Banks, in the form of Exhibit F hereto duly completed, as the same may be amended, supplemented or restated from time to time.

“Poco” shall have the meaning set forth in the Preamble to this Agreement.

“Prime Rate” means the rate of interest publicly announced from time to time by the Agent at its principal office in San Francisco, California as its “prime” or “base” rate or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent. The Prime Rate is not necessarily the most favored rate of the Agent and the Agent may lend to its customers at rates that are at, above or below the Prime Rate.

“Protective Advances” has the meaning specified therefor in Section 2.22(a).

“Pureline” means Pureline Co., Ltd., a (chusik hoesa) established under the laws of Korea.

“Qualified Cash” means Cash and Cash Equivalents maintained by the Obligors in Dollars in the United States that is not subject to any restriction on its use (other than any restriction contained in any Loan Document) and is subject to a Control Agreement.

“Rate Hedging Obligations” means any and all obligations of the Company and its Subsidiaries under (a) any and all agreements, devices or arrangements designed to protect the Company or any Subsidiary from the fluctuations of interest rates, including interest rate exchange agreements, interest rate cap or collar protection agreements, and interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Real Estate” means any estates or fee interests in real property now or hereafter owned by any Borrower and the improvements thereto.

“Real Estate Collateral” means all Real Estate that is subject to a Mortgage.

“Real Estate Conditions” means, in the case of any parcel of Real Estate, the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to the Agent:

(a) the delivery to the Agent of a Mortgage with respect to such Real Estate;

(b) the Agent’s receipt of a Mortgage Policy with respect to such Real Estate in an amount reasonably satisfactory to the Agent assuring the Agent that the Mortgage on such Real Estate creates a valid and enforceable first priority mortgage Lien on such Real Estate free and clear of all defects and encumbrances except Permitted Real Estate Encumbrances, and such Mortgage Policy otherwise shall be in form and substance reasonably satisfactory to the Agent;

(c) the Agent’s receipt of a phase-I environmental report and a Survey with respect to such Real Estate, and the environmental consultants and surveyors retained for such reports or Surveys, the scope of the reports or Surveys, and the results thereof, shall each be reasonably acceptable to the Agent;

(d) the Agent’s receipt of evidence reasonably satisfactory to it of the applicable Borrowers’ compliance with all of the insurance requirements set forth in he Loan Documents with respect to such Real Estate; and

(e) the Agent’s receipt of such certificates, affidavits, opinions, assignments of leases and rents, and other agreements and documents as the Agent may reasonably require with respect to such Real Estate, each of which shall be in form and substance reasonably acceptable to Agent.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA, but does not include any such event for which advance notification to the Pension Benefit Security Corporation is waived under ERISA or applicable regulations.

“Required Banks” means, at any time, the Banks whose Percentages aggregate at least a majority or more of all Percentages, provided, that (a) at any time there are only two Banks, “Required Banks” shall mean both of such Banks, and (b) the Percentage of a Defaulting Bank shall be disregarded in calculating the “Required Banks”.

“Required Payment” has the meaning specified in Section 2.14(c).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or general counsel of the Company, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Company.

“Restricted Payment” means any amount paid by the Company: (a) to purchase or redeem or otherwise acquire for value any shares of the Company’s stock, (b) to purchase or redeem or otherwise acquire for value any shares of any Subsidiary’s stock held by minority owners; (c) as a dividend on such stock (other than stock dividends and dividends payable solely to the Company or another Subsidiary); (d) as a distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of; any shares of the Company’s or any Subsidiary’s stock (other than payment to, or on account of or for the benefit of, the Company or another Subsidiary only); or (e) directly or indirectly as a payment on, or redemption of, repurchase of, defeasance of; funding of a sinking fund on account of; or any other provision for, or other payment, acquisition or retirement for value of, any Debt of the Company or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law).

“Return” has the meaning specified in Section 2.16(b)(i).

“Revolving Commitment” means, with respect to each Bank, the amount of the Revolving Commitment set forth opposite such Bank’s name on Schedule 1.1.2 hereof, or below such Bank’s signature on an Assignment Certificate executed by such Bank, unless such amount is reduced pursuant to Section 2.13(a) hereof, in which event it means the amount to which said amount is reduced pursuant thereto, or as the context may require, the obligation of such Bank to make Revolving Loans and participate in the Letters of Credit and the Swing Line Loans, as contemplated by this Agreement.

“Revolving Commitment Amount” shall mean the aggregate amount of the Revolving Commitments of all Banks at any time, which amount shall initially be $150,000,000, subject to reduction pursuant to Section 2.13(a) hereof.

“Revolving Loans” means the loans by the Banks to the Borrowers under Section 2.1, and shall include all “Revolving Loans” that were outstanding under the Existing Credit Agreement as of the Closing Date.

“Revolving Note” means a promissory note of the Borrowers payable to a Bank in the amount of such Bank’s Revolving Commitment, in substantially the form of Exhibit A (as such promissory note may be amended, extended or otherwise modified from time to time), evidencing the Revolving Loans, and also means each promissory note accepted by such Bank from time to time in substitution therefor or in renewal thereof.

“Revolving Termination Date” means the earlier of (a) the November 1, 2011, or (b) the date on which the Revolving Commitments and Swing Line Commitment are terminated pursuant to Section 7.2 or reduced to zero pursuant to Section 2.13(a).

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Agreement” means the Security Agreement executed by each Obligor in favor of the Agent and the Banks, in the form of Exhibit I hereto duly completed for each Obligor, as the same may be amended, supplemented or restated from time to time.

“Subsidiary” of a Person means any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the outstanding equity or membership interests or shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors (or other governing body) of such entity, (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Survey” shall mean a survey of a parcel of Real Estate prepared in accordance with the Survey Requirements by a surveyor licensed in the state where such parcel of Real Estate is located and reasonably satisfactory to the Agent and the company or companies issuing the applicable Mortgage Policy, and containing a certification of such surveyor reasonably satisfactory to the Agent.

“Survey Requirements” shall mean a current title survey for a parcel of Real Estate, certified to the title company or companies issuing the applicable Mortgage Policy and the Agent and their successors and assigns, in form and content reasonably satisfactory to the Agent and prepared by a professional and properly licensed land surveyor reasonably satisfactory to the Agent. Each Survey shall reflect the same legal description contained in the applicable Mortgage Policy and shall include, among other things, a metes and bounds description of the real property comprising the applicable Real Estate reasonably satisfactory to the Agent. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for the Survey in form and substance reasonably acceptable to the Agent.

“Swing Line Bank” means Wells Fargo.

“Swing Line Commitment” means the maximum amount of the Swing Line Loans, being initially $15,000,000, which amount shall not, at any time, exceed the Revolving Credit Commitment Amount.

“Swing Line Loans” means the loans by the Swing Line Bank to the Borrowers under Section 2.1(b), and shall include all “Swing Line Loans” that were outstanding under the Existing Credit Agreement as of the Closing Date.

“Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Bank in the amount of the Swing Line Commitment, in substantially the form of Exhibit B (as such promissory note may be amended, extended or otherwise modified from time to time), and also means each promissory note accepted by the Swing Line Bank from time to time in substitution therefor or in renewal thereof.

“Swing Line Participation Amount” means the amount defined in Section 2.6.

“Syndication Agent” shall have the meaning set forth in the Preamble to this Agreement.

“Synthetic Lease Liabilities” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Liabilities shall be deemed to be the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease

“Taxes” has the meaning specified in Section 2.15.

“Total Funded Debt” means all outstanding Funded Debt of the Company and its Subsidiaries on a consolidated basis at any time.

“Total Outstanding Revolving Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Loans, plus (b) the Letter of Credit Obligations.

“Trademark Security Agreement” means a Trademark Security Agreement executed and delivered by an Obligor in favor of the Agent in substantially the form attached to the Security Agreement.

“Transaction” means the amendment and restatement of the Existing Credit Agreement as set forth herein.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

ARTICLE II

CREDIT FACILITIES

Section 2.1. Commitments. Subject to the terms and conditions herein set forth:

(a) Each Bank hereby agrees to make Revolving Loans to the Borrowers through the Revolving Termination Date in an aggregate amount at any time outstanding not to exceed such Bank’s Percentage of each Revolving Loan from time to time requested by the Borrower; provided, however, that (i) the Total Outstanding Revolving Amount shall at no time exceed the lesser of (A) the

Revolving Commitment Amount minus the Line Block and (B) the Borrowing Base at such time, and (ii) no Bank’s Percentage of the Total Outstanding Revolving Amount shall at any time exceed such Bank’s Revolving Commitment. Within the above limits, the Borrowers may obtain Revolving Loans, prepay Revolving Loans in accordance with the terms hereof and reborrow Revolving Loans in accordance with the applicable terms and conditions of this Article II.

(b) The Swing Line Bank agrees to make the Swing Line Loans to the Borrowers from time to time from the date of this Agreement through the Revolving Termination Date, in an aggregate amount at any time outstanding not to exceed the Swing Line Commitment, as requested from time to time by the Borrowers.

Section 2.2. Procedures for Loans. To request a Loan, the Borrowers shall submit a Notice of Borrowing, Conversion or Continuation to the Agent. Each Loan shall be funded by the Banks as either Base Rate Advances or LIBOR Rate Advances as the Borrowers shall specify in the Notice of Borrowing, Conversion or Continuation, or shall be funded by the Agent as a Swing Line Loan. Base Rate Advances and LIBOR Rate Advances may be outstanding at the same time. It is understood, however, that (i) in the case of Loans which are to be Base Rate Advances the principal amount of such Advances shall be in an amount equal to or greater than $1,000,000 or a higher integral multiple of $100,000, (ii) in the case of Swing Line Loans, the principal amount of such Advances shall be in an amount equal to or greater than $500,000 or a higher integral multiple of $100,000, and (iii) in the case of Loans which are to be LIBOR Rate Advances, the principal amount of such Advances shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000. The Borrowers shall submit the Notice of Borrowing, Conversion or Continuation to the Agent not later than 12:00 noon (or 2:00 p.m., in the instance of a Swing Line Loan), Minneapolis, Minnesota time, on a Business Day which:

(a) is the proposed date of such Loans, in the case of a Loan that is a Swing Line Loan;

(b) is the Business Day prior to the proposed date of such Loans, in the case of Loans that are to initially be Base Rate Advances; or

(c) is not later than three Business Days prior to such Loans, in the case of Loans that are to initially be LIBOR Rate Advances.

Each Notice of Borrowing, Conversion or Continuation shall be effective upon receipt by the Agent, shall be in writing or by telephone, Agent-sponsored secure web portal or telecopy transmission, if by telephone to include all information on a Notice of Borrowing, Conversion or Continuation and to be confirmed in writing by a Notice of Borrowing, Conversion or Continuation if so requested by the Agent. Promptly upon receipt of a Notice of Borrowing, Conversion or Continuation (except for a request for a Swing Line Loan), the Agent shall advise each Bank of the proposed Loans. At or before 2:00 p.m., Minneapolis, Minnesota time, on the date of the requested Loans, each Bank shall provide the Agent at the principal office of the Agent in Minneapolis, Minnesota with immediately available funds covering such Bank’s Percentage of such Loans. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Loans, the Agent shall pay over such funds to the Borrowers prior to the close of business on the date of the requested Loans.

Section 2.3. Converting Base Rate Advances to LIBOR Rate Advances; Procedures. So long as no Default or Event of Default shall exist, the Borrowers may convert all or any part of any outstanding Base Rate Advance into a LIBOR Rate Advance by giving notice to the Agent of such conversion not later than 12:00 noon, Minneapolis, Minnesota time, on a Business Day which is at least three (3) Business Days prior to the date of the requested conversion by submitting a Notice of Borrowing, Conversion or

Continuation to the Agent. Each Notice of Borrowing, Conversion or Continuation shall be irrevocable, shall be effective upon receipt by the Agent, shall be in writing or by telephone or telecopy transmission, if by telephone to include all information on a Notice of Borrowing, Conversion or Continuation and to be confirmed in writing by a Notice of Borrowing, Conversion or Continuation if so requested by the Agent. Each conversion of an Advance shall be on a Business Day, and the aggregate amount of each such conversion of a Base Rate Advance to a LIBOR Rate Advance shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.4. Procedures at End of an Interest Period. Unless the Borrowers request a new LIBOR Rate Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Rate Advance at the expiration of an Interest Period, each Bank shall automatically and without request of the Borrowers convert each LIBOR Rate Advance to a Base Rate Advance on the last day of the relevant Interest Period. So long as no Default or Event of Default shall exist, the Borrowers may cause all or any part of any outstanding LIBOR Rate Advance to continue to bear interest at a LIBOR Rate after the end of the then applicable Interest Period by submitting a Notice of Borrowing, Conversion or Continuation to the Agent not later than 12:00 noon, Minneapolis, Minnesota time, on a Business Day which is at least three (3) Business Days prior to the first day of the new Interest Period. Each Notice of Borrowing, Conversion or Continuation shall be in writing or by telephone or telecopy transmission, if by telephone to include all information on a Notice of Borrowing, Conversion or Continuation and to be confirmed in writing by a Notice of Borrowing, Conversion or Continuation if so requested by the Agent, and shall be irrevocable, effective when received by the Agent. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Rate Advance shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.5. Setting and Notice of Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Agent to the Borrowers and each Bank. Each such determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent, upon written request of the Borrower or any Bank, shall deliver to the Borrowers or such requesting Bank a statement showing the computations used by the Agent in determining the applicable LIBOR Rate hereunder.

Section 2.6. Refunding of Swing Line Loans.

(a) At any time permitted hereunder, the Borrowers may request the Banks to make Revolving Loans which may be applied to repay the Swing Line Loans outstanding. In all cases, all Swing Line Loans that remain outstanding shall be repaid in full on the fifteenth (15th) and last days of each month. Upon occurrence and during continuance of a Default or Event of Default, the Swing Line Bank may, on behalf of the Borrowers (which hereby irrevocably directs the Swing Line Bank to act on its behalf), upon notice given by the Swing Line Bank no later than 12:00 noon, Minneapolis time, on the relevant refunding date, request each Bank to make, and each Bank hereby agrees to make, a Revolving Loan (which shall be a Base Rate Advance), in an amount equal to such Bank’s Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to refund such Swing Line Loans. Each Bank shall make the amount of such Revolving Loan available to the Agent in immediately available funds, no later than 1:00 p.m., Minneapolis time, on the date of such notice. The proceeds of such Revolving Loans shall be distributed by the Agent to the Swing Line Bank and immediately applied by the Swing Line Bank to repay the Refunded Swing Line Loans.

(b) If, for any reason, Revolving Loans may not be (as determined by the Agent in its sole discretion), or are not, made pursuant to Section 2.6(a) to repay Swing Line Loans, then, effective on the date such Revolving Loans would otherwise have been made, each

Bank severally, unconditionally and irrevocably agrees that it shall purchase a participating interest in such Swing Line Loans in an amount equal to the amount of Revolving Loans which would otherwise have been made by such Bank pursuant to Section 2.6(a). Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation (the “Swing Line Participation Amount”), and the proceeds of such participation shall be distributed by the Agent to the Swing Line Bank in such amount as will reduce the amount of the participating interest retained by the Swing Line Bank in its Swing Line Loans.

(c) Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Swing Line Bank receives any payment on account of the Swing Line Loans, the Swing Line Bank will distribute to such Bank its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed to it by the Swing Line Bank.

(d) Each Bank’s obligation to make the Loans referred to in Section 2.6(a) and to purchase participating interests pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrowers may have against the Swing Line Bank, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions precedent specified in Article III; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by the Borrowers or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.7. Commitment to Issue Letters of Credit. The Letter of Credit Bank agrees, from the date of this Agreement (or prior to the date of this Agreement, in the instance of the Existing Letters of Credit) to the date which is thirty (30) days prior to the Revolving Termination Date, to issue one or more Letters of Credit for the account of the Borrowers, and the Banks agree to participate in the risk of such Letters of Credit issued for the account of the Borrowers hereunder, on the terms and subject to the conditions set forth below:

(a) The Letter of Credit Bank has issued the Existing Letters of Credit for the account of the Company. The Existing Letters of Credit will be deemed “Letters of Credit” for all purposes of this Agreement.

(b) No Letter of Credit shall be issued by the Letter of Credit Bank if, after giving effect to the issuance of such Letter of Credit, (i) the Letter of Credit Obligations shall exceed the Letter of Credit Sublimit or (ii) the Total Outstanding Revolving Amount shall exceed the lesser of (A) the Revolving Commitment Amount minus the Line Block and (B) the Borrowing Base at such time. In addition the Letter of Credit Bank shall not be obligated to issue any Letter of Credit unless the Letter of Credit Bank shall be reasonably satisfied with the form, substance and beneficiary of such Letter of Credit, and there shall have been no statutory or regulatory change or directive adversely affecting the issuance by the Letter of Credit Bank of letters of credit. The expiration date of any Letter of Credit shall not be later than (x) one year after the issuance thereof (subject to provisions for annual renewal thereof unless Letter of Credit Bank gives notice of non-renewal), or (y) ten (10) days prior to the Revolving Termination Date. Each Letter of Credit will be issued promptly after application therefor by the Borrowers in accordance with the Letter of Credit Bank’s standard procedures. The application requesting issuance of a Letter of Credit shall be on the Letter of Credit Bank’s standard form or such other form as may be agreed to by the Letter of Credit Bank and the Borrowers, and the Borrowers shall enter into any additional agreement respecting issuance of the Letter of Credit as the Letter of Credit Bank shall request from time to time (each such application and additional agreement is called a “Letter of Credit Agreement”). In the event that any of the terms of such application are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern. The Letter of Credit Bank shall not be obligated to issue a Letter of Credit unless on the date of issuance all applicable conditions precedent specified in Article III shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Loan. Promptly after issuance of a Letter of Credit pursuant hereto, the Agent shall so advise each Bank of all relevant information with respect thereto.

(c) The Borrowers agree to pay to the Agent, for the pro rata account of all Banks (other than any Defaulting Bank), a commission with respect to each Letter of Credit (herein the “Letter of Credit Fee”) at a rate per annum (computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days) equal to the then-Applicable Margin for LIBOR Rate Loans applied to the face amount of such Letter of Credit, payable monthly, in arrears, on the last day of each calendar month, and on drawing or expiry of any Letter of Credit; provided, however, that upon written notice by the Agent from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Banks, the applicable Letter of Credit Fee payable hereunder with respect to each Letter of Credit shall be equal to the sum of (i) the Applicable Margin for LIBOR Rate Loans, plus (ii) two percent (2%). Letter of Credit Fees payable by the Borrowers to the Banks in accordance with this subsection (c) shall be shared among the Banks pro rata in accordance with their respective Percentages.

(d) The Borrowers further agree to pay to the Letter of Credit Bank a fronting fee, payable upon issuance of any Letter of Credit at a rate of 0.125% per annum (computed on the basis of actual number of days elapsed in a year of three hundred sixty (360) days), applied to the face amount of such Letter of Credit, payable in full, in advance upon issuance of any Letter of Credit or on extension of the expiry thereof. The fee payable by the Borrowers to the Letter of Credit Bank in accordance with this subsection (d) shall be retained by the Letter of Credit Bank for its own account.

(e) Upon issuance of a Letter of Credit hereunder, and without any further notice to any Bank, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Bank an undivided participating interest in the Letter of Credit Bank’s risk and obligation under such Letter of Credit and in the obligation of the Letter of Credit Bank to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit Bank to obtain reimbursement from the Borrowers in the amount of such drawing, and all other rights of the Letter of Credit Bank with respect thereto, in an amount equal to the product of (i) the sum of the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder, and (ii) the Percentage of such Bank. Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Bank, the Letter of Credit Bank shall so notify the Agent, the Agent shall so notify each Bank and shall request immediate reimbursement from the Borrowers for the amount of the draft. If sufficient funds are not immediately paid to the Agent by the Borrowers, the Borrowers shall be deemed to have requested Loans pursuant to Section 2.2 and the Banks shall be notified of such request in accordance with Section 2.2 and shall fund such request for Loans as Base Rate Advances (in accordance with their respective Percentages) for purposes of reimbursing the Letter of Credit Bank for the amount of such draft so paid by the Letter of Credit Bank (less any amounts realized by the Letter of Credit Bank pursuant to the second sentence of this Section 2.7(e)). If for any reason or under any circumstance (including, without limitation, the occurrence of a Default or Event of Default or the failure to satisfy any of the, conditions set forth in Section 3.2) the Banks do not make such Revolving Loans as contemplated above and the

Borrowers do not otherwise reimburse the Letter of Credit Bank for the amount of the draft so paid by the Letter of Credit Bank, the Borrowers shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Bank, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Bank until the amount thereof is’ repaid to the Letter of Credit Bank in full. If the Letter of Credit Bank shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Borrowers or as proceeds of Loans), upon demand of the Agent each Bank shall immediately advance the amount of its participation in such drawing to the Letter of Credit Bank and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Borrowers.

(f) Each Bank and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Letter of Credit Bank shall not be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(g) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as the Borrowers may have against the beneficiary or transferee at law or under any other agreement. The Letter of Credit Bank shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (h) below. In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Bank may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Letter of Credit Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) The obligation of the Borrowers under this Agreement to reimburse the Letter of Credit Bank for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement, the Master Agreement for Standby Letters of Credit or any letter of credit application;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from the Master Agreement for Standby Letters of Credit or any letter of credit application;

(iii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Letter of Credit Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrowers in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

(i) Notwithstanding anything in this Section 2.7 to the contrary, including particularly subsections (g) and (h) above, the Borrowers may have a claim against the Letter of Credit Bank and the Letter of Credit Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Letter of Credit Bank’s willful misconduct or gross negligence or the willful failure to pay under any Letter of Credit after the presentation to the Letter of Credit Bank by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of a Letter of Credit.

(j) The Borrowers shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by, reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Bank’s claims against the Borrowers under this Section 2.7 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee which constitutes gross negligence or willful misconduct.

(k) The Borrowers hereby agree to pay to the Letter of Credit Bank, on demand, all administrative fees charged by the Letter of Credit Bank in the ordinary course of business in connection with the issuance of letters of credit, honoring of drafts under letters of credit, amendments thereto, transfers thereof and all other activity with respect to letters of credit, at the then current rates established by the Letter of Credit Bank from time to time for such services rendered on behalf of customers of the Letter of Credit Bank generally.

Section 2.8. Interest. The unpaid principal amount of the Loans shall bear interest at the following rates per annum, payable as follows:

(a) On each LIBOR Rate Advance, at the applicable LIBOR Rate for each Interest Period plus the Applicable Margin for LIBOR Rate Advances per annum adjusting each time the Applicable Margin changes and adjusted for each applicable Interest Period, payable on the last day of each Interest Period, and if such Interest Period shall be longer than three (3) months, on the days falling on three (3) month intervals after the first day of such Interest Period;

(b) On each Base Rate Advance, at the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances per annum adjusting each time the Base Rate or Applicable Margin changes, payable on the last day of each calendar month;

(c) On the Swing Line Loans, at the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances per annum adjusting each time the Base Rate or Applicable Margin changes, payable on payment of the applicable Swing Line Loan; and

(d) Upon written notice from the Agent following the occurrence and during the continuance of an Event of Default hereunder, on any Advance (of any type), at the rate per annum otherwise applicable to such Advance plus 2.00%, payable on demand (the “Default Rate”).

Interest on Base Rate Advances shall be computed on the basis of the actual number of days elapsed and a year consisting of 365 or 366 days, as applicable, and interest on all other Advances and Loans shall be computed on the basis of the actual number of days elapsed and a year consisting of 360 days.

Section 2.9. Obligation to Repay Advances; Representations. The Borrowers shall be obligated to repay all Loans under this Article II notwithstanding the failure of the Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for Loans under Section 2.2, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrowers that (a) the amount of the requested Loans, when added to the Total Outstanding Revolving Amount, would not exceed the lesser of (i) the Revolving Commitment Amount minus the Line Block and (B) the Borrowing Base at such time, and (b) the statements set forth in Section 3.2 are correct as of the time of the request.

Section 2.10. Notes.

(a) All Revolving Loans made by a Bank hereunder shall be evidenced by and repayable in accordance with a Revolving Note issued by the Borrowers to such Bank. The unpaid principal amount of each Revolving Note and all unpaid accrued interest thereon shall be payable on the Revolving Termination Date.

(b) All Swing Line Loan Loans shall be evidenced by and repayable in accordance with a Swing Line Note issued by the Borrowers to the Swing Line Bank. The aggregate unpaid principal amount of each Swing Line Note and all unpaid accrued interest thereon shall be payable as provided in Section 2.6(a), but not later than the Revolving Termination Date.

Section 2.11. Fees. The Borrowers hereby agree to pay fees to the Agent and the Banks, commencing on the date hereof and continuing until all the Loans are paid in full and the Revolving Commitment is terminated, in accordance with the following:

(a) Agent’s Administrative Fee. The Borrowers agree to pay to the Agent the fees set forth in the Agent’s Fee Letter.

(b) Unused Commitment Fee. The Borrowers agree to pay to the Agent, for the account of the Banks (other than any Defaulting Bank) in accordance with their respective Percentages, an unused commitment fee (the “Commitment Fees”) computed at the rate of

0.75% per annum on the daily average amount by which (i) the Revolving Commitment Amount minus the Line Block exceeds (ii) the sum of the Revolving Loans outstanding and the Letter of Credit Obligations outstanding (with the Swing Line Loans not deemed usage for this purpose), from the date of this Agreement to and including the Revolving Termination Date, payable monthly in arrears on the last day of each calendar month. Any such Commitment Fees remaining unpaid on the Revolving Termination Date shall be due and payable on such date. Commitment Fees shall be computed on the basis of the actual number of days elapsed and a year consisting of 360 days.

Section 2.12. Use of Proceeds. The Proceeds of all Loans shall be used by Borrowers and their Subsidiaries solely for working capital and general corporate purposes, in each case subject to the terms of this Agreement.

Section 2.13. Reduction or Termination of the Revolving Commitments; Prepayments; Apportionment and Application.

(a) Reduction or Termination of Revolving Commitments. The Borrowers, from time to time upon not less than three (3) Business Days’ prior written notice to the Agent, may:

(i) permanently reduce the Revolving Commitment Amount to an amount not less than the Total Outstanding Revolving Amount plus (unless the Borrowers are terminating the entire credit facility) the Line Block, which reduction shall be pro rata as to all Revolving Commitments according to each Bank’s Percentage and shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $1,000,000; or

(ii) if there are no Total Outstanding Revolving Amounts and the Borrowers shall concurrently pay all other Obligations, terminate the Revolving Commitments.

(b) Voluntary Prepayments. The Borrowers from time to time may voluntarily prepay the Obligations in whole or in part subject to the following:

(i) the Borrowers shall give prior notice to the Agent of prepayment of any Base Rate Advance no later than 12:00 noon, Minneapolis, Minnesota, time on the date of prepayment, in the case of any Swing Line Loan, and no later than 12:00 noon, Minneapolis, Minnesota, time one (1) Business Day prior to the date of prepayment, in the case of any other Base Rate Advance;

(ii) the Borrowers shall give prior notice to the Agent of prepayment of any LIBOR Rate Advance no later than 12:00 noon, Minneapolis, Minnesota, time three (3) Business Days’ prior to the date of prepayment;

(iii) each partial prepayment of a LIBOR Rate Advance, shall be in an aggregate amount equal to the applicable minimum funding amounts for LIBOR Rate Advances specified in Section 2.2 (or if less, the full amount of such LIBOR Rate Advance), and, after application of any such prepayment, shall not result in a LIBOR Rate Advance remaining outstanding in an amount less than such minimum funding amount; and

(iv) each partial prepayment of a Base Rate Advance shall be in an aggregate amount equal to the applicable minimum funding amounts for Base Rate Advances specified in Section 2.2 (or if less, the full amount of such Base Rate Advance), and, after application of any such prepayment, shall not result in a Base Rate Advance remaining outstanding in an amount less than such minimum funding amount.

(c) Mandatory Prepayments. The Borrowers shall be required to prepay the Obligations in accordance with the following:

(i) immediately upon the receipt by any Obligor of the proceeds of any voluntary or involuntary sale or disposition of property or assets of an Obligor (including casualty losses or condemnations but excluding sales or dispositions which are permitted under clauses (a), (b), (c), (d), (e), (f), (h), (i) or (j) of Section 6.5), the Borrowers shall prepay the outstanding Obligations in accordance with Section 2.13(c)(iv) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Obligor in connection with such sales or dispositions; provided, that, nothing contained in this Section 2.13(c)(i) shall permit the Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.5;

(ii) immediately upon the receipt by any Obligor of any Extraordinary Receipts, the Borrowers shall prepay the outstanding Obligations in accordance with Section 2.13(c)(iv) in an amount equal to 100% of such Extraordinary Receipts;

(iii) in the event that at any time an Overadvance exists, the Borrowers shall immediately prepay the outstanding Obligations in accordance with Section 2.13(c)(iv) in such amount as may be necessary to cure such Overadvance; and

(iv) each prepayment pursuant to this Section 2.13(c) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Loans, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to the then extant Letter of Credit Obligations, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.14(f).

The Revolving Commitment Amount and, except to the extent provided in the definition thereof, the Overadvance Basket, will remain unchanged as a result of any such prepayments.

(d) Prepayments Generally. The following provisions shall apply to all prepayments under Section 2.13(b) and (c):

(i) any prepayment of the Revolving Loans shall be applied against outstanding Revolving Loans of each Bank pro rata according to each Bank’s Percentage; provided, however, that no prepayment shall be applied to a Defaulting Bank unless the portion of the outstanding Revolving Loans owed to such Defaulting Bank is equal to its Percentage of all then outstanding Revolving Loans;

(ii) all prepayments received by the Agent after 2:00 p.m., Minneapolis, Minnesota time, on a Business Day, shall be deemed to have been received by the Agent on the next following Business Day; and

(iii) each partial prepayment of a LIBOR Rate Advance shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.17.

Section 2.14. Payments.

(a) Making of Payments. All payments of principal of and interest due shall be made to the Agent for the account of the Banks pro rata according to their respective Percentages, except for payment of interest and principal of Swing Line Loans prior to refunding thereof or the funding by the Banks of their participation therein. All payments to the Agent shall be made to the Agent at its office in Minneapolis, Minnesota, not later than 12:00 Noon, Minneapolis, Minnesota time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Borrowers hereby authorize the Agent to charge the Borrowers’ loan account hereunder and the Borrowers’ demand deposit accounts maintained with the Agent (or with any other Bank) for the amount of any Obligation on its due date, but the Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrowers to make any such payment. The Agent shall remit to each Bank in immediately available funds on the same Business Day as received by the Agent its share of all such payments received by the Agent for the account of such Bank. If the Agent fails to remit any payment to any Bank when required hereby, the Agent shall pay interest on demand to that Bank for each day during the period commencing on the date such remittance was due until the date such remittance is made at an annual rate equal to the Federal Funds Rate for such day. All payments under Section 2.15, 2.16 or 2.17 shall be made by the Borrowers directly to the Bank entitled thereto.

(b) Effect of Payments. Each payment by the Borrower to the Agent for the account of any Bank pursuant to Section 2.14(a) shall be deemed to constitute payment by the Borrowers directly to such Bank, provided, however, that in the event any such payment by the Borrowers to the Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrowers’ obligation to such Bank with respect to such payment shall be deemed to be automatically reinstated.

(c) Distributions by Agent. Unless the Agent shall have been notified by a Bank or the Borrowers prior to the date on which such Bank or the Borrowers are scheduled to make payment to the Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Borrowers) a payment to the Agent for the account of one or more of the Banks hereunder (such payment by a Bank or the Borrowers (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank or the Borrowers (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Bank, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrowers.

(d) Setoff. The Borrowers agree that each Bank, subject to such Bank’s sharing obligations set forth in Section 8.6, shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrowers agree that if at any time any Obligation is due and owing by the Borrowers under this Agreement or the other Loan Documents to any Bank at a time when an Event of Default has occurred and is continuing hereunder, any Bank may apply any and all balances, credits, and deposits, accounts or moneys of the Borrowers then or thereafter in the possession of such Bank (excluding, however, any trust or escrow accounts held by the Borrowers for the benefit of any third party) to the payment thereof.

(e) Due Date Extension. If any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (subject, in the case of LIBOR Rate Advances, to the definition of “Interest Period”), and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f) Apportionment and Application of Payments.

(i) So long as no Application Event has occurred and is continuing, all principal and interest payments shall be apportioned ratably among the Banks (according to the unpaid principal balance of the Obligations to which such payments relate held by each Bank) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account or relate to Bank Product Obligations) shall be apportioned ratably among the Banks to which a particular fee or expense relates. All payments to be made hereunder by the Borrowers shall be remitted to the Agent and all (subject to Section 2.14(f)(iii) hereof) such payments, and all proceeds of Collateral received by the Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Loans outstanding and, thereafter, to the Borrowers or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing, all payments remitted to the Agent and all proceeds of Collateral received by the Agent shall be applied as follows:

(A) first, to pay any Bank Group Expenses (including cost or expense reimbursements) or indemnities then due to the Agent under the Loan Documents, until paid in full;

(B) second, to pay any fees or premiums then due to the Agent under the Loan Documents until paid in full;

(C) third, to pay interest due in respect of all Protective Advances until paid in full;

(D) fourth, to pay the principal of all Protective Advances until paid in full;

(E) fifth, ratably to pay any Bank Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Banks under the Loan Documents, until paid in full;

(F) sixth, ratably to pay any fees or premiums then due to any of the Banks under the Loan Documents until paid in full;

(G) seventh, ratably to pay interest due in respect of the Loans (other than Protective Advances) and the Swing Line Loans until paid in full;

(H) eighth, ratably (i) to pay the principal of all Swing Line Loans until paid in full, (ii) to pay the principal of all Loans until paid in full, and (iii) to the Agent, to be held by the Agent, for the ratable benefit of the Letter of Credit Bank and the Banks, as cash collateral in an amount up to 103% of the sum of the then extant Letter of Credit Obligations plus all Letter of Credit Fees to be paid on outstanding Letters of Credit (assuming such Letters of Credit remain outstanding until the applicable expiration dates);

(I) ninth, ratably to pay any other Obligations (including the provision of amounts to the Agent, to be held by the Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by the Agent in its Permitted Discretion as the amount necessary to secure the Bank Product Obligations); provided, that, (1) if any Bank (or its Affiliates) other than the Agent (or its Affiliates) provides Hedge Agreements to any Borrower or any of their Subsidiaries, such Bank shall report to the Agent the current exposure of the Borrowers and their Subsidiaries to such Bank (and its Affiliates) under such Hedge Agreements (and any increase in such exposure since the last report) on a monthly basis (or less frequently as may be agreed by the Agent in writing from time to time) and whenever requested by the Agent, and if there is any increase in the exposure of the Borrowers and their Subsidiaries to such Bank (and its Affiliates) under such Hedge Agreements and such Bank fails to report such increased exposure to the Agent as required herein, then, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the payment of such increased exposure shall not constitute an “Obligation” and shall not be secured by any of the Agent’s Liens, and (2) to the extent the Agent determines that the inclusion of Bank Product Obligations as “Obligations” would cause the Bank Group to be treated as an undersecured creditor in any bankruptcy or insolvency proceeding involving any Obligor, the Agent may elect to exclude Bank Product Obligations from the definition of “Obligations” on a ratable basis to the extent necessary to cause the Bank Group to be treated as a fully secured creditor in such proceeding; and

(J) tenth, to the Borrowers or such other Person entitled thereto under applicable law.

(iii) In each instance, so long as no Application Event has occurred and is continuing, Section 2.14(f)(i) shall not apply to any payment made by the Borrowers to the Agent and specified by the Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of Section 2.14(f)(ii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any bankruptcy or insolvency proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any bankruptcy or insolvency proceeding

(v) In the event of a direct conflict between the priority provisions of this Section 2.14(f) and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.14(f) shall control and govern.

Section 2.15. Taxes. All payments made by the Borrowers to the Agent or any Bank (herein any “Payee”) under or in connection with this Agreement or the Revolving Notes shall be made without any setoff or other counterclaim, and shall be free and clear of and without deduction or withholding for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that any such deduction or withholding is compelled by law. As used herein, the term “Taxes”

shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of a Payee by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which the office through which such Payee is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. “Taxes” shall not include, however, any foreign withholding taxes or similar deductions imposed solely as a result of a Bank’s election to fund an Advance through a foreign office of such Bank or due to the failure of any Bank to file applicable tax withholding or exemption forms. If the Borrowers are compelled by law to make any deductions or withholdings on account of any Taxes (including any foreign withholding) the Borrowers will:

(a) pay to the relevant authorities the full amount required to be so withheld or deducted;

(b) pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by the Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount the Payee would have received had no such deductions or withholdings been made; and

(c) promptly forward to the Agent (for delivery to the appropriate Payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.

The amount that the Borrowers shall be required to pay to any Payee pursuant to the foregoing clause (b) shall be reduced, to the extent permitted by applicable law, by the amount of any offsetting tax benefit which such Payee receives as the result of the Borrowers’ payment to the relevant authorities as reasonably determined by such Payee; provided, however, that if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such tax benefit, the Borrowers shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment had been made pursuant to this sentence. If any Taxes otherwise payable by the Borrowers pursuant to the foregoing are directly asserted against a Payee, such Payee may pay such taxes and the Borrowers promptly shall reimburse such Payee to the full extent otherwise required under this Section 2.15. The obligations of the Borrowers under this Section 2.15 shall survive any termination of this Agreement.

If circumstances arise in respect of any Bank which would, or would upon the giving of notice, result in any liability of the Borrowers under this Section 2.15 then, without in any way limiting, reducing or otherwise qualifying the Borrowers’ obligations under this Section 2.15 such Bank shall promptly, upon becoming aware of the same, notify the Agent and the Borrowers thereof and shall, in consultation with the Agent and the Borrowers and to the extent that it can do so without, in its reasonable judgment, disadvantaging itself, take such reasonable steps as may be available to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate office or the transfer of its LIBOR Rate Advances to another office). If and so long as a Bank has been unable to take, or has not taken, steps reasonably acceptable to the Borrowers to mitigate the effect of the circumstances in question, such Bank shall be obliged, at the request of the Borrowers, to assign all its rights and obligations hereunder to another Person designated by the Borrowers with the approval of the Agent (which shall not be unreasonably withheld) which is willing to enter this Agreement in place of such Bank; provided that such Person satisfies all of the requirements of this Agreement, including, but not limited to, providing the forms and documents required by Section 8.14 and any such Person shall cover all costs incurred in connection with effecting such replacement.

Section 2.16. Increased Costs; Capital Adequacy; Funding Exceptions.

(a) Increased Costs on LIBOR Rate Advances. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

(i) subject a Bank to or cause the withdrawal or termination of any exemption previously granted to a Bank with respect to, any tax, duty or other charge with respect to its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to a Bank of the principal of or interest under this Agreement in respect of its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (except for changes in the rate of tax on the overall net income of a Bank imposed by the jurisdictions in which a Bank’s principal executive office is located), or

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.5), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Bank; or

(iii) impose on a Bank any other condition affecting its making, maintaining or funding of its LIBOR Rate Advances or its obligation to make LIBOR Rate Advances;

and the result of any of the foregoing is to increase the cost to an affected Bank of making or maintaining any LIBOR Rate Advance, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Revolving Note with respect to a LIBOR Rate Advance, then the affected Bank will notify the Borrowers and the Agent of such increased cost and within fifteen (15) days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand) the Borrowers shall pay to such Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Borrowers for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Borrowers. Each Bank will promptly notify the Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.15. If the Borrowers receive notice from a Bank of any event which will entitle such Bank to compensation pursuant to this Section 2.15, the Borrowers may prepay any then outstanding LIBOR Rate Advances or notify the affected Bank that any pending request for a LIBOR Rate Advance shall be deemed to be a request for a Base Rate Advance, in each case subject to the provisions of Section 2.16.

(b) Capital Adequacy. If a Bank determines at any time that such Bank’s Return has been reduced as a result of any Capital Adequacy Rule Change, such Bank may require the Borrowers to pay to such Bank the amount necessary to restore such Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.16(b), the following definitions shall apply:

(i) “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital such Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for a Bank for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(ii) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to a Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(iii) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that a Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of such Bank’s financial condition.

The initial notice sent by a Bank shall be sent as promptly as practicable after such Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Bank’s Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in such Bank’s Return and such Bank’s calculation of the amount of such reduction. Thereafter, a Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore such Bank’s Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

(i) the Agent determines that, or the Required Banks determine and advise the Agent that, deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii) the Agent otherwise determines, or the Required Banks determine and advise the Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(iii) the Agent determines, or the Required Banks determine and advise the Agent, that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to the Banks of maintaining or funding a LIBOR Rate Advance for such Interest Period, or that the making or funding of LIBOR Rate Advances has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such LIBOR Rate Advances;

then the Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Borrowers shall enter into good faith negotiations with each affected Bank in order to determine an alternate method to determine the LIBOR Rate for such Bank, and during the pendency of such negotiations with any Bank, such Bank shall be under no obligation to make any new LIBOR Rate Advances, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Bank shall be under any obligation to make any new LIBOR Rate Advances.

(d) Illegality. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Bank, shall raise a substantial question as to whether it is unlawful for such Bank to make, maintain or fund LIBOR Rate Advances, then (i) the affected Bank shall promptly notify the Borrowers and the Agent, (ii) the obligation of the affected Bank to make, maintain or convert into LIBOR Rate Advances shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Sections 2.3, 2.4 or 2.5 requesting the affected Bank to make or convert into LIBOR Rate Advances shall be construed as a request to make or to continue making Base Rate Advances.

(e) Procedures to Mitigate. If circumstances arise in respect of any Bank which would or would upon the giving of notice result in any liability of the Borrowers under Section 2.15 or this Section 2.16 then, without in any way limiting, reducing or otherwise qualifying the Borrowers’ obligations under Section 2.15 or this Section 2.16, such Bank shall promptly, upon becoming aware of the same, notify the Agent and the Borrowers thereof and shall, in consultation with the Agent and the Borrowers and to the extent that it can do so without, in its reasonable judgment, disadvantaging itself, take such reasonable steps as may be available to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate office or the transfer of its LIBOR Rate Advances to another office). If and so long as a Bank has been unable to take, or has not taken, steps reasonably acceptable to the Borrowers to mitigate the effect of the circumstances in question, such Bank shall be obliged, at the request of the Borrowers, to assign all its rights and obligations hereunder to another Person designated by the Borrowers with the approval of the Agent (which shall not be unreasonably withheld) and willing to enter this Agreement in place of such Bank; provided that such Person satisfies all of the requirements of this Agreement, including, but not limited to, providing the forms and documents required by Section 8.14 and any such Person shall cover all costs incurred in connection with effecting such replacement.

Section 2.17. Funding Losses. The Borrowers hereby agree that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrowers will indemnify such Bank against any loss (other than loss of Applicable Margin) or expense which such Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain LIBOR Rate Advances) or which such Bank may be deemed to have sustained or incurred, as reasonably determined by such Bank, (i) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with any LIBOR Rate Advances, (ii) due to any failure of the Borrower to borrow or convert any LIBOR Rate Advances on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBOR Rate Advance on a date other than the last day of the applicable Interest Period for such LIBOR Rate Advance. For this purpose, all notices under Sections 2.3, 2.4 and 2.5 shall be deemed to be irrevocable.

Section 2.18. Right of Banks to Fund through Other Offices. Each Bank, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Rate Advance by causing a foreign branch or affiliate of such Bank to make such LIBOR Rate Advance;

provided, that in such event the obligation of the Borrowers to repay such LIBOR Rate Advance shall nevertheless be to such Bank and such LIBOR Rate Advance shall be deemed held by such Bank for the account of such branch or affiliate.

Section 2.19. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain all or any part of its LIBOR Rate Advances in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.17 hereof) all determinations hereunder shall be made as if each Bank had actually funded and maintained each LIBOR Rate Advance during each Interest Period for such LIBOR Rate Advance through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBOR Rate for such Interest Period.

Section 2.20. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of a Bank pursuant to Section 2.15, 2.16, or 2.17 shall be conclusive absent demonstrable error. Each Bank may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.15, 2.16, or 2.17 and the provisions of Sections 2.15, 2.16, and 2.17 shall survive termination of this Agreement.

Section 2.21. Cash Management.

(a) The Borrowers shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.21 (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all payments on or with respect to Accounts (including those sent directly by their Account Debtors to the Borrowers) into a bank account at one of the Cash Management Banks that is subject to a Control Agreement (a “Cash Management Account”).

(b) The Control Agreement for each Cash Management Account shall provide, among other things, that (i) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (ii) upon the instruction of the Agent (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account pursuant to the instructions of the Agent. The Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(c) So long as no Event of Default has occurred and is continuing, the Borrowers may amend Schedule 2.21 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agent, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Borrower and such prospective Cash Management Bank shall have executed and delivered to the Agent a Control Agreement with respect to such Cash Management Account.

Section 2.22. Overadvances and Protective Advances.

(a) The Agent hereby is authorized by the Borrowers and the Banks, from time to time in the Agent’s sole discretion, (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Article 3 are not satisfied, to make Advances to the Borrowers on behalf of the Banks that the Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including Bank Group Expenses (any of the Advances described in this Section 2.22(a) shall be referred to as “Protective Advances”).

(b) Any contrary provision of this Agreement notwithstanding, the Banks hereby authorize the Agent or Swing Line Bank, as applicable, and either the Agent or Swing Line Bank, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Line Loans) to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the aggregate outstanding amount of all Overadvances and Protective Advances does not exceed $10,000,000, and (ii) after giving effect to such Advances, the Total Outstanding Revolving Amount (except for and excluding amounts charged to the Borrowers’ loan account for interest, fees, or Bank Group Expenses) does not exceed the Revolving Commitment Amount. In the event the Agent obtains actual knowledge that either of the foregoing limitations has been exceeded, regardless of the amount of, or reason for, such excess, the Agent shall notify the Banks as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Borrowers’ loan account for interest, fees, or Bank Group Expenses) unless the Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Banks shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to the Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Bank objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Banks. Each Bank shall be obligated to settle with the Agent for the amount of such Bank’s Percentage of any unintentional Overadvances by the Agent reported to such Bank, any intentional Overadvances and Protective Advances made as permitted under this Section 2.22, and any Overadvances resulting from the charging to the Borrowers’ loan account of interest, fees, or Bank Group Expenses.

(c) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Advance and, prior to settlement therefor, all payments on the Protective Advances shall be payable to the Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Advances. The provisions of this Section 2.22 are for the exclusive benefit of the Agent, Swing Line Bank, and the Banks, and are not intended to benefit any Borrower in any way.

Section 2.23. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Bank Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.23 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agent or Banks under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and, to the fullest extent permitted by applicable law, waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or Banks at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agent or Banks in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any the Agent or Bank with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.23, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.23 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Agent or any Bank.

(f) Each Borrower represents and warrants to the Agent and Banks that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Agent and Banks that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.23 are made for the benefit of the Agent, Banks and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, Bank, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Agent or any Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.23 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Until the Obligations have been paid in full and all of the Revolving Commitments terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or Banks with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any the Agent or Bank hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and such Borrower shall deliver any such amounts to the Agent for application to the Obligations in accordance with Section 2.14(f).

ARTICLE III

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to the Initial Loans. The obligation of the Banks to close the Transaction, and to make any Loans or issue any Letters of Credit hereunder, is subject to the condition precedent that the Agent shall have received the following, each in form and substance reasonably satisfactory to the Agent:

(a) Evidence of the absence of (i) any event or circumstance, including any event or circumstance generally affecting the industry or industries in which the Company and its Subsidiaries operate, which could reasonably be expected to have a materially adverse effect on the business, financial condition, operations, prospects or assets of the Company and its Subsidiaries, taken as a whole, and (ii) any pending or overtly threatened litigation or proceedings that seek to prohibit, restrain or otherwise stay the Transaction or any of the transactions contemplated thereby.

(b) Evidence of the payment of all accrued and unpaid fees contemplated to be paid by the Company on or before the Closing Date in connection with the Transaction, together with all costs and expenses of the Agent in connection with the Transaction that are reimbursable by the Company under Section 9.4 and any mandate letter or term sheet executed in connection herewith (collectively, the “Closing Date Fees and Expenses”).

(c) Evidence that, as of the Closing Date and after giving effect to all of the transactions contemplated hereby, including, without limitation, the payment of all Closing Date Fees and Expenses, (i) no Default or Event of Default shall exist under the Existing Credit Agreement or this Agreement, and (ii) the Total Outstanding Revolving Amount shall not exceed the lesser of (A) the Revolving Commitment Amount minus the Line Block and (B) the Borrowing Base as of the Closing Date (as set forth in a Borrowing Base Certificate to be delivered to the Agent on the Closing Date, which Borrowing Base Certificate shall be based on Accounts, Inventory and Fixed Assets as of December 31, 2008).

(d) Evidence that the Obligors shall have used their best efforts to arrange for the delivery to the Agent of duly executed Collateral Access Agreements (including, in the case of the Billerica, Massachusetts leased facility, a mortgagee’s waiver), in each case in form and substance reasonably satisfactory to the Agent, with respect to locations in the United States where assets of the Obligors are located; provided, that, (i) no Collateral Access Agreements will be required to be delivered at closing with respect to any location where less than $5,000,000 (by net book value) of Inventory and Equipment is located, and (ii) the Agent may in its discretion waive or postpone the requirement for the delivery of Collateral Access Agreements with respect to any locations the Agent deems appropriate.

(e) This Agreement, the Notes and each of the other Loan Documents and items set forth on the most recent version of the Schedule of Closing Documents delivered to the Company’s counsel prior to the date hereof (other than any Loan Documents indicated thereon as being deliverable on a post-closing basis), including, without limitation, the Guaranties, the Pledge Agreements, the Security Agreement, the Intellectual Property Security Agreements, the Intercompany Subordination and Payment Agreement, and the Control Agreements, in each case in form and substance consistent with the terms hereof and containing usual and customary provisions reasonably satisfactory to the Agent.

(f) Evidence of the satisfaction of all of the Real Estate Conditions with respect to each parcel of Real Estate Collateral (except to the extent that the Agent, in its discretion, agrees to waive or postpone the requirement for the satisfaction of any such Real Estate Condition or the satisfaction thereof is not required in accordance with Section 5.20).

(g) Evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and the Agent shall have received searches reflecting the filing of all such financing statements and the absence of any Liens other than Permitted Liens.

(h) A certificate or certificates of the Secretary or an Assistant Secretary of each Obligor, attesting to and attaching (i) a copy of the corporate resolution of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such Obligor authorized to execute Loan Documents, and (iii) a copy of the Articles or Certificate of Incorporation and the By-laws (or equivalent documents of any limited liability company) of such Obligor with all amendments thereto.

(i) Current Certificates of Good Standing for the Obligors issued by (i) the appropriate state office in which each such Obligor is organized, and (ii) to the extent required by the Agent, the appropriate state office in any other state in which any Obligor is qualified.

(j) The legal opinion of Ropes & Gray LLP and such other counsel to the Obligors as the Agent may reasonably require.

(k) The Agent’s Fee Letter.

(l) Such other items as the Agent or the Required Banks shall reasonably require.

Section 3.2. Conditions Precedent to All Loans. The obligation of the Banks to fund each request for Loans and the obligation of the Letter of Credit Bank to issue, amend, renew or extend each Letter of Credit shall be subject to the further conditions precedent that on such date:

(a) the representations and warranties contained in Article IV hereof are correct in all material respects on and as of the date of such Advance as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Banks to enter into this Agreement, to grant the Revolving Commitments and to make Loans and issue Letters of Credit hereunder, the Borrowers represent and warrant to the Agent and the Banks that:

Section 4.1. Corporate Existence and Power; Name; Chief Executive Office. Each Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Borrower and each of its Subsidiaries has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

Section 4.2. Authorization for Borrowings; No Conflict as to Law or Agreements. The execution, delivery and performance by each Borrower and its Subsidiaries of the Loan Documents to which it is a party, and the Loans made and Letters of Credit issued from time to time hereunder, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval which has not been obtained prior to the date hereof, (ii) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or any of its Subsidiaries or of the articles of incorporation, bylaws or other organizational documents of any Borrower or any of its Subsidiaries, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries (other than as required hereunder in favor of the Agent and the Banks).

Section 4.3. Legal Agreements. Each of the Loan Documents to which any Borrower or any of its Subsidiaries is a party constitutes the legal, valid and binding obligations and agreements of such Borrower or Subsidiary, as applicable, enforceable against such Borrower or Subsidiary, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws of general application affecting lenders and general principles of equity.

Section 4.4. Subsidiaries. Schedule 4.4 hereto is a complete and correct list of all Subsidiaries and Affiliates of the Company and the percentage of the ownership of the Company or any Subsidiary in each such Subsidiary or Affiliate as of the date of this Agreement. All shares of each Subsidiary and Affiliate owned by the Company or any Subsidiary are validly issued and fully paid and non-assessable.

Section 4.5. Financial Condition; No Adverse Change. The Company has furnished to the Agent the audited financial statements for the period ended December 31, 2007, for the Borrower and its Subsidiaries and unaudited, internally-prepared financial statements for the period ended September 30, 2008, for the Company and its Subsidiaries. Those financial statements fairly present in all material respects the financial condition of the Company and its Subsidiaries on the dates thereof and the results of operations for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP. Since September 30, 2008 (as modified by the Company’s report on Form 8-K filed February 12, 2009 with respect to the Company’s preliminary fourth quarter results for the year ended December 31, 2008), there has not occurred any event or circumstance that would have a Material Adverse Effect.

Section 4.6. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries or the properties of any Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect, except as set forth and described in Schedule 4.6.

Section 4.7. Regulation U. None of the Company or any of its Subsidiaries has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock, in a manner that would result in a violation of Regulation U.

Section 4.8. Taxes. Each Borrower and each of its Subsidiaries has paid or caused to be paid to the proper authorities all federal, state and local taxes required to be withheld by it. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns which to the knowledge of the officers of each Borrower or its Subsidiaries, are required to be filed, and each Borrower and each of its Subsidiaries has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by such Borrower or Subsidiary, as applicable, in good faith and by proper proceedings and for which such Borrower or Subsidiary, as applicable, shall have set aside adequate reserves.

Section 4.9. Titles and Liens. Each Borrower and its Subsidiaries have good and absolute title to all properties and assets reflected as being owned by such Borrower or Subsidiary in the latest consolidating balance sheets referred to in Section 4.5, free and clear of all Liens, except for (a) Permitted Liens, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of such Borrower or its Subsidiaries as presently conducted and (ii) materially impair the value of the property to which they attach. In addition, no financing statement naming any Borrower or any of their Subsidiaries as debtor is on file in any office except to perfect only Permitted Liens and precautionary filings for leases and consignments.

Section 4.10. Plans. None of the Company or any of its Subsidiaries has received any notice, nor has it received any knowledge to the effect, that it is not in compliance in all material respects with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which would reasonably be expected to have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. None of the Company or any of its Subsidiaries has:

(a) any accumulated funding deficiency within the meaning of ERISA; or

(b) any liability or know of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which are or which may become payable to participants or beneficiaries of any such Plan).

Section 4.11. Default. Each Borrower and each of its Subsidiaries is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect.

Section 4.12. Environmental Compliance. Each Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at the facilities of such Borrower or any of its Subsidiaries or in connection with the operation of such facilities, except where the failure to obtain such items would not have a Material Adverse Effect. Except as disclosed in Schedule 4.12, each Borrower and each of its Subsidiaries and all activities of each Borrower and each of its Subsidiaries at its respective facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Borrower or Subsidiary with respect thereto except where noncompliance would not have a Material Adverse Effect. Except as disclosed in Schedule 4.12, each Borrower and each of its Subsidiaries is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Borrower or such Subsidiary is aware and with respect to which noncompliance would have a Material Adverse Effect. Except as disclosed in Schedule 4.12, none of the Company or any of its Subsidiaries is aware of, nor has the Company or any of its Subsidiaries received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws in a manner that would result in a Material Adverse Effect.

Section 4.13. Submissions to Banks. All financial and other information provided to the Agent or any Bank by or on behalf of the Company and its Subsidiaries in connection with this Agreement is true and correct in all material respects and, as to projections, valuations or pro forma financial statements (including the Closing Date Projections), present a good faith opinion as of the date made as to such projections, valuations and pro forma condition and results.

Section 4.14. Financial Solvency. Both before and after giving effect to all of the transactions contemplated in the Loan Documents, each Borrower and each of its Subsidiaries:

(a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Borrower or Subsidiary, as applicable, are unreasonably small;

(c) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;

(d) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law in any jurisdiction or country, and, to the best knowledge of such Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Borrower or any such Subsidiary.

Section 4.15. Distribution Agreements. Schedule 4.15 hereto is a complete and correct list of all Distribution Agreements that are in effect as of the date of this Agreement. The Borrowers have delivered to the Agent a true and correct copy of each such Distribution Agreement.

Section 4.16. Owned Real Estate. Schedule 4.16 hereto is a complete and correct list of all owned Real Estate of the Obligors as of the date of this Agreement.

Section 4.17. Deposit Accounts and Securities Accounts. Schedule 4.17 hereto is a complete and correct list of all of the Obligors’ Deposit Accounts and Securities Accounts as of the date of this Agreement, including, the account numbers of such Deposit Accounts and Securities Accounts.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitments and Swing Line Commitment are terminated or expire, the Letter of Credit shall expire, and the Loans and all other Obligations have been paid in full, unless the Required Banks shall otherwise expressly consent in writing:

Section 5.1. Reporting Requirements. The Borrowers will deliver, or cause to be delivered, to the Agent, and the Agent will deliver, or caused to be delivered, to each Bank by Intralinks® or other method acceptable to the Agent, each of the following, which shall be in form and detail reasonably acceptable to the Required Banks:

(a) as soon as available, and in any event within 95 days after the end of each fiscal year of the Company, and within 5 days after relevant filing with the Securities and Exchange Commission, the annual audit report of the Company and its Subsidiaries with the unqualified opinion of independent certified public accountants selected by the Company and reasonably acceptable to the Agent, which annual report shall include the balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, prepared on a consolidated (audited) and consolidating (unaudited) basis, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of a Responsible Officer of the Company stating that such annual audit report has been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b) as soon as available, and in any event within 20 days after the end of each fiscal month of the Company (other than any fiscal month end which is also a fiscal quarter end), an unaudited balance sheet and statements of income, cash flows and retained earnings of the Company and its Subsidiaries as at the end of and for such month and for the year-to-date period then ended, prepared on a consolidated and consolidating basis (except that no consolidating cash flow statements will be required with respect to fiscal periods ending prior to June 30, 2009), in reasonable detail and the figures for the corresponding date and periods in the previous year, all such consolidated financial statements prepared in accordance with GAAP hereof, subject to year-end audit adjustments and the addition of footnotes;

(c) as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company (other than any fiscal quarter end which is also a fiscal year end), and within 5 days after relevant filing with the Securities and Exchange Commission, an unaudited balance sheet and statements of income, cash flows and retained earnings of the Company and its Subsidiaries as at the end of and for such quarter and for the year-to-date period then ended, prepared on a consolidated and consolidating basis (except that no consolidating cash flow statements will be required with respect to fiscal periods ending prior to June 30, 2009), in reasonable detail and the figures for the corresponding date and periods in the previous year, all such consolidated financial statements prepared in accordance with GAAP hereof, subject to year-end audit adjustments and the addition of footnotes;

(d) as soon as available, and in any event within 20 days after the end of each fiscal year of the Company, a preliminary unaudited balance sheet and statement of income of the Company and its Subsidiaries as at the end of and for such year, prepared on a consolidating basis, in reasonable detail and the figures for the corresponding date and fiscal year;

(e) together with delivery of the financial statements described in Sections 5.1(a), (b), (c) and (d), a Compliance Certificate of the Chief Financial Officer of the Company: (i) stating, in the case of all such financial statements, (A) that any such consolidated financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and the addition of footnotes, (B) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (C) all relevant facts in reasonable detail to evidence, and the computations as to, (I) whether or not the Borrowers and their Subsidiaries are in compliance with the financial covenant requirements set forth in Sections 5.11 and 5.13, and (II) whether the Borrowers and their Subsidiaries are in compliance with the requirements set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8; (ii) stating, in the case of all such financial statements described in Sections 5.1(a), (b) and (c), all relevant facts in reasonable detail to evidence, and the computations as to (A) whether or not the Borrowers and their Subsidiaries have satisfied the Minimum Performance Threshold for the year-to-date period covered by such financial statements (to the extent the Minimum Performance Threshold is then applicable), and (B) whether or not the Borrowers and their Subsidiaries are in compliance with the financial covenant requirements set forth in Sections 5.8 through 5.13; and (iii) detailing any material variances against the financial projections delivered prior to the Closing Date or subsequent thereto under clause (f) below;

(f) no later than 30 days after the beginning of each fiscal year, projected balance sheets and income statements and statements of retained earnings and cash flows of the Company and its Subsidiaries for each month of such fiscal year, certified as accurate by the Chief Financial Officer of the Company and accompanied by a statement of assumptions and supporting schedules and information;

(g) together with the delivery of each Compliance Certificate, a true and correct copy of each Distribution Agreement entered into since the delivery of the previous Compliance Certificate;

(h) on May 1, 2009 and every four weeks thereafter (in each case on the last Business Day of the calendar week), cash budgets for the succeeding 13-week period commencing on such date, in detail reasonably acceptable to the Agent, as certified by the Chief Financial Officer of the Company as being made in good faith based on information available at that time;

(i) as soon as available, and in any event within 20 days after the end of each fiscal month of the Company, a Borrowing Base Certificate, as certified by the Chief Financial Officer of the Company, together with such supporting reports and agings as the Agent may reasonably request, including, without limitation, Accounts agings, accounts payable agings, and Inventory reports;

(j) immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any of its Subsidiaries of the type described in Section 4.6 or which (i) seek a monetary recovery against, the Company or any of its Subsidiaries in excess of $10,000,000; or (ii) could reasonably be expected to have a Material Adverse Effect;

(k) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of any Borrower obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a Responsible Officer of the Company setting forth the steps being taken by the Borrowers or their Subsidiaries to cure the effect of such Default or Event of Default;

(l) as soon as possible and in any event within 30 days after any Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of a Responsible Officer setting forth details as to such Reportable Event and the action which the Borrowers or their Subsidiaries proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

(m) as soon as possible, and in any event within ten (10) days after any Borrower or any of their Subsidiaries fails to make any quarterly contribution required with respect to any Plan under Section 4.12(m) of the Internal Revenue Code of 1986, as amended, the statement of a Responsible Officer setting forth details as to such failure and the action which the Borrowers or their Subsidiaries propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

(n) promptly upon obtaining knowledge thereof, notice of the violation by any Borrower or any of their Subsidiaries of any law, rule or regulation, the noncompliance with which could reasonably be expected to have a Material Adverse Effect;

(o) promptly upon their distribution, copies of all financial statements, reports, proxy statements and other communications which the Company shall have sent to its stockholders;

(p) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any of its Subsidiaries shall file with the Securities and Exchange Commission or any national securities exchange; and

(q) such other information respecting the financial conditions and results of operation of the Borrowers or any of their Subsidiaries, or the Collateral, as the Agent or the Required Banks may from time to time reasonably request.

Any of the foregoing financial statements and reports shall be deemed to have been delivered upon the filing of such financial statements and reports by the Company through the Security and Exchange Commission’s EDGAR system or publication by the Company of such financial statements and reports on its website and the receipt by the Agent of electronic notice from the Company with a link to such financial statements and reports.

Section 5.2. Books and Records; Inspection and Examination; Appraisals.

(a) The Borrowers will, and will cause each of their Subsidiaries to, keep accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Agent may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Agent, will permit any officer, employee, attorney or accountant for any Bank to audit, review, make extracts from or copy any and all of its corporate and financial books and records at all reasonable times during ordinary business hours and to discuss its affairs with any of its directors, officers, employees or agents. The Borrowers will, and will cause each of their Subsidiaries to, permit any Bank or its employees, accountants, attorneys or agents, to examine and inspect any of its property at any time during ordinary business hours; provided, that each Bank will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to operations.

(b) Without limitation of the provisions of Section 5.2(a), the Borrowers will cooperate with the Agent in order to enable the Agent (or a third-party engaged by the Agent) (a) to complete, by April 30, 2009, a collateral examination and audit of the Borrowers’ Inventory, Accounts, and financial books and records, and third-party appraisals on the Borrowers’ Fixed Assets (collectively, the “Initial Fixed Asset Appraisal”), and (b) to conduct future collateral examinations, audits and Appraisals at any time, as deemed necessary in the Agent’s discretion. The Borrowers shall reimburse the Agent for all reasonable costs and expenses associated with collateral examinations, audits and Appraisals, including, without limitation, the Agent’s customary per diem charges for any employees of the Agent conducting collateral examinations and audits; provided, that, (i) unless a Default or Event of Default exists, the Borrowers shall not be obligated to reimburse the Agent for more than one Appraisal of any particular item of machinery or equipment, or parcel of real estate, during any twelve consecutive month period commencing after the Closing Date, and (ii) unless a Default or Event of Default exists or a MPT Event has occurred, the Borrowers shall not be obligated to reimburse the Agent for more than one collateral examination and audit of any particular item of current assets during any twelve consecutive month period commencing after the Closing Date.

(c) The Agent shall have the right, in its Permitted Discretion, to require the Borrowers to execute and deliver such amendments to Mortgages, and to deliver endorsements to Mortgage Policies, in each case based on the valuations of Real Estate Collateral set forth in the Initial Fixed Asset Appraisal or any subsequent Appraisal. Borrowers shall execute and deliver such amendments and endorsements to the Agent promptly following the Agent’s request, in each case at the Borrowers’ expense (including as to any recording taxes associated with any such amendment), all of which amendments and endorsements shall be in form and substance reasonably satisfactory to the Agent.

Section 5.3. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, (a) comply with the requirements of applicable laws and regulations, including without limitation Environmental Laws (as defined in Section 4.12) the noncompliance with which would have a Material Adverse Effect, (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

Section 5.4. Payment of Taxes and Other Claims. Each Borrower will pay or discharge, when due, and will cause each of its Subsidiaries to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any of its properties; provided, neither any Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Borrower or Subsidiary, as applicable, has set aside adequate reserves in accordance with GAAP.

Section 5.5. Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear, and damage caused by fire or other casualty or taking by eminent domain, excepted); provided, however, that nothing in this Section 5.5 shall prevent any Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Borrower or Subsidiary, as applicable, desirable in the conduct of its business and not disadvantageous in any material respect to the Banks.

Section 5.6. Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) obtain and all times maintain insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates, and (b) comply with all of the insurance requirements set forth in the Security Agreement and the Mortgages.

Section 5.7. Preservation of Corporate Existence. Each Borrower will, and will cause each of its Subsidiaries (subject to Section 6.7) to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.8. Minimum EBITDA. The Borrowers and their Subsidiaries, on a consolidated basis, will have EBITDA, measured as of each fiscal month end set forth below for the fiscal year-to-date period then ending, of not less than the applicable amount set forth below:

Period Ending	Minimum YTD EBITDA
January 2009	$(16,000,000)
February 2009	$(24,000,000)
March 2009	$(31,000,000)
April 2009	$(35,000,000)
May 2009	$(42,000,000)
June 2009	$(45,000,000)
July 2009	$(53,000,000)
August 2009	$(59,000,000)
September 2009	$(62,000,000)
October 2009	$(62,000,000)
November 2009	$(62,000,000)
December 2009	$(56,000,000)
January 2010	$(3,000,000)
February 2010	$2,000,000
March 2010	$7,000,000

Section 5.9. Cash Flow Leverage Ratio. The Borrowers and their Subsidiaries, on a consolidated basis, will maintain a Cash Flow Leverage Ratio, calculated as of each fiscal quarter ending on or after June 30, 2010, of not greater than 3.00 to 1.00.

Section 5.10. Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries, on a consolidated basis, will maintain a Fixed Charge Coverage Ratio, calculated as of each fiscal quarter ending on or after June 30, 2010, of no less than 1.50 to 1.00.

Section 5.11. Minimum Liquidity. The Obligors will at all times maintain Qualified Cash of at least $25,000,000.

Section 5.12. Capital Expenditures. The Borrowers and their Subsidiaries, on a consolidated basis, will not permit the aggregate amount of their Capital Expenditures, measured on a year-to-date basis as of any date of determination, to exceed (a) $10,000,000 as of any measurement date on or before June 30, 2009, (b) $16,000,000 as of any measurement date on or after July 1, 2009 but on or before December 31, 2009, or (c) $20,000,000 as of any measurement date during any subsequent fiscal year, in each case plus the unused amount from the prior period and minus the amount of any investment made in Pureline during such period.

Section 5.13. Maximum Foreign Cash. The Borrowers will not permit the aggregate amount of Cash and Cash Equivalents of the Company and its Foreign Subsidiaries located outside the United States to exceed $50,000,000 as of the last day of any fiscal month.

Section 5.14. Subsidiaries. Upon the formation or acquisition of any Subsidiary (including any investment in Pureline resulting in Pureline becoming a Subsidiary of the Company):

(a) If it is a Domestic Subsidiary, the Borrowers will cause such Subsidiary to become a Guarantor and to, concurrent with such formation or acquisition, execute and deliver to the Agent a Guaranty, a Security Agreement, and, to the extent applicable and required by the Agent, each of the items described in Sections 3.1(e) through (j); and

(b) If it is a Foreign Subsidiary, the applicable Borrower or Domestic Subsidiary owning such Foreign Subsidiary will pledge, or will cause any Domestic Subsidiary owning such stock or ownership interests to pledge, 65% of the stock or other ownership interests of such Foreign Subsidiary to the Agent for the benefit of the Banks, pursuant to a Pledge Agreement.

Section 5.15. Approved Currency Risk Management Policy and Approved Investment Policy. The Borrowers will, and will cause each of their Subsidiaries to, comply with the Approved Currency Risk Management Policy and Approved Investment Policy, and not make any material changes to the Approved Currency Risk Management Policy or Approved Investment Policy without prior written approval of the Required Banks, which approval may not be unreasonably withheld.

Section 5.16. Company’s Consultant. The Borrowers will present a plan to the Agent and the Banks, no later than May 15, 2009, from Alix Partners or another third-party consultant engaged by the Company that is reasonably acceptable to the Agent (the “Company’s Consultant”), which plan shall (a) include a detailed assessment of the Closing Date Projections and the Company’s 2009 business plan, (b) include a detailed identification of additional cost reduction, profit enhancement and cash flow improvement opportunities to be incorporated into the Company’s 2009 business plan, (c) include detailed recommendations regarding improvements that can be made to the Company’s cash budgeting and forecasting capabilities, and (d) otherwise be reasonably acceptable to the Agent in all respects.

Section 5.17. Bank Group Meetings. The Borrowers will, within 30 days after any request of the Agent, hold a meeting (at a mutually agreeable location and time or, at the option of the Agent, by conference call) with all Banks who choose to attend such meeting, at which meeting shall be reviewed the financial results and financial condition of the Borrowers and their Subsidiaries and such other matters as the Agent may reasonably request; provided, that, unless a Default or Event of Default exists, no more than two bank group meetings shall be required during any twelve consecutive month period commencing after the Closing Date.

Section 5.18. Owned Real Estate. In the event any Obligor acquires any ownership interest in any Real Estate after the date of this Agreement, the Borrowers shall arrange for the delivery to the Agent of a Mortgage with respect to such Real Estate and shall satisfy each of the Real Estate Conditions with respect to such Real Estate, in each case within 10 days after the applicable Obligor’s acquisition of any ownership interest in such Real Estate.

Section 5.19. Deposit Accounts and Securities Accounts. Prior to any Obligor’s establishment or acquisition of any Deposit Account or Securities Account after the date of this Agreement (other than (i) Deposit Accounts and Segregated Accounts, taken as a whole, with an aggregate balance of less than $1,000,000 at all times, and (ii) segregated Deposit Accounts used exclusively for payroll and other employee benefits), the Borrowers shall arrange for the delivery to the Agent of a Control Agreement with respect to such Deposit Account or Securities Account.

Section 5.20. Post-Closing Obligations. The Borrowers will, or will cause their Subsidiaries to, comply with each covenant and agreement set forth in Schedule 5.20 (each, a “Post-Closing Obligation”) on or before the applicable deadline set forth in Schedule 5.20 for compliance with such Post-Closing Obligation. The Bank Group acknowledges that, notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the failure of the Borrowers to comply with any Post-Closing Obligation prior to the applicable deadline set forth in Schedule 5.20 for compliance with such Post-Closing Obligation shall not constitute a Default or Event of Default or a failure to satisfy any applicable eligibility criteria for inclusion of any asset in the Borrowing Base.

ARTICLE VI

NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Commitments and Swing Line Commitment are terminated or expire, the Letter of Credit shall expire, and the Loans and all other Obligations have been paid in full, unless the Required Banks shall otherwise expressly consent in writing:

Section 6.1. Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien upon or of any assets of the Borrowers or any such Subsidiary, now owned or hereafter acquired, except for Permitted Liens.

Section 6.2. Debt. The Borrowers will not, and will not permit any Subsidiary to, incur, create, assume, permit or suffer to exist, any Debt, except for Permitted Debt.

Section 6.3. Investments. The Borrowers will not, and will not permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or create or acquire any Subsidiary or make any investment or acquire any interest whatsoever in, any other Person, except:

(a) investments in Cash and Cash Equivalents;

(b) any investment by the Company or any of its Subsidiaries in the stock of any Subsidiary or in the stock of any Affiliate set forth on Schedule 4.4; provided, that, equity and debt investments made by the Obligors in Foreign Subsidiaries after the Closing Date shall not exceed $2,500,000 at any one time outstanding;

(c) Intercompany Loans made by (i) an Obligor to a Foreign Subsidiary either (A) prior to the Closing Date that are listed on Schedule 6.3, or (B) in an aggregate amount, together with all equity investments made by the Obligors in Foreign Subsidiaries after the Closing Date, not to exceed $2,500,000 at any one time outstanding, (ii) an Obligor to another Obligor, or (iii) a Foreign Subsidiary to an Obligor or another Foreign Subsidiary; provided, that each Intercompany Loan owing from an Obligor to a Foreign Subsidiary shall be subject to the terms of the Intercompany Subordination and Payment Agreement;

(d) travel advances to officers and employees of the Borrower or any of its Subsidiaries or any other similar advances in the ordinary course of business;

(e) advances in the form of progress payments, prepaid rent or security deposits or any other similar advances in the ordinary course of business;

(f) promissory notes in an aggregate outstanding principal amount of up to $1,000,000 from buyers of dispositions permitted by Section 6.5;

(g) investments in existence on the date of this Agreement and listed on Schedule 6.3;

(h) transactions described in the definitions of “Rate Hedging Obligations” and “FX and Currency Option Obligations”, in each case to the extent permitted under Section 6.2;

(i) investments in Pureline made (i) between January 1, 2009 and July 31, 2009 in an amount not to exceed $3,500,000 in the aggregate, and (ii) between January 1, 2010 and July 31, 2010 in an amount not to exceed $4,500,000 in the aggregate; provided, that, (A) in each case, the amount of such investments shall be counted against the Capital Expenditures covenant set forth in Section 5.12 for the applicable period and shall not be permitted if the making of such investment would cause the Company to breach such Capital Expenditures covenant, (B) no Default or Event of Default exists at the time of such investment, and (C) the Company complies with all applicable provisions of Section 5.14 in connection therewith; and

(j) other investments not to exceed $1,000,000 at any one time outstanding.

Section 6.4. Restricted Payments. The Borrowers and their Subsidiaries will not make any Restricted Payments or set aside funds for the making of Restricted Payments, except for distributions and dividends by any Subsidiaries to any wholly-owned Subsidiary or to the Company.

Section 6.5. Sale or Transfer of Assets; Suspension of Business Operations. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease, assign, transfer or otherwise dispose of all or any part of its assets (whether in one transaction or in a series of transactions) to any other Person; provided, however, that the restrictions contained in this Section 6.5 shall not apply to:

(a) the conveyance, lease or transfer of all or part of its properties by (i) a Borrower to another Borrower, (ii) a Guarantor to a Borrower or another Guarantor, or (iii) a Foreign Subsidiary to an Obligor or to another Foreign Subsidiary;

(b) sales of Inventory to non-Affiliates in the ordinary course of business;

(c) sales or leases to non-Affiliates of surplus, obsolete or worn out assets;

(d) Intercompany Loans permitted under Section 6.3;

(e) sales and transfers of Inventory among the Company and its Subsidiaries, provided that each such transaction complies with the applicable terms set forth in Sections 6.3(b), 6.8 and 6.12;

(f) the sale and transfer by the Company of the Designated Chaska Equipment to the Malaysian Subsidiary for fair market value (and, in any event, not less than net book value) in one sales transaction or a series of sales transactions, provided that the purchase price for each such transaction shall be paid in full in cash on the closing date of such transaction;

(g) the sale and transfer by the Company of the Real Estate and other Fixed Assets comprising or located at “Building 4” at the Company’s Chaska, Minnesota facility (other than the Designated Chaska Equipment) for fair market value (and, in any event, not less than the greater of the amount of availability then included in the Borrowing Base with respect to such sold assets or 75% of the net book value of such sold assets), provided that the purchase price shall be paid in full in cash on the closing date of such sale and transfer;

(h) the sale and transfer by the Company of the Real Estate and other Fixed Assets comprising its discontinued operations in Gilroy, California for fair market value;

(i) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(j) other dispositions of assets (other than patents, trademarks, copyrights, and other intellectual property rights) having a current net book value not to exceed $1,000,000 in the aggregate in any fiscal year; or

(k) other dispositions of assets approved by the Agent in its discretion.

Section 6.6. Restrictions on Issuance and Sale of Subsidiary Stock; Agreements Binding on Subsidiaries. The Borrowers will not:

(a) permit any of their Subsidiaries to issue or sell any shares of stock of any class of any Subsidiary to any Person other than the Company or any of its Subsidiaries, except for the purpose of qualifying directors or satisfying preemptive rights or of paying a common stock dividend on, or splitting, common stock of such Subsidiary;

(b) sell, transfer or otherwise dispose of any shares of stock of any class (except to the Company or a wholly owned Subsidiary of the Company or to qualify directors) of any Subsidiary or permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a wholly owned Subsidiary of the Company or to qualify directors) any shares of stock of any class of any other Subsidiary; or

(c) enter into, or permit any Subsidiary to enter into, or be otherwise subject to, any instrument, contract or agreement (including its charter documents) which limits the amount of or otherwise imposes restrictions on:

(i) the payment of dividends and distributions by any Subsidiary to the Company or any other Subsidiary;

(ii) the payment by any Subsidiary of any Debt owed to the Company or any other Subsidiary;

(iii) the making of loans or advances by any Subsidiary to the Company or any other Subsidiary;

(iv) the transfer by any Subsidiary of its property to the Company or any other Subsidiary; or

(v) the merger or consolidation of any Subsidiary with or into the Company or any other Subsidiary;

provided that the foregoing shall not prohibit restrictions and conditions imposed by: (A) applicable laws which (taken as a whole) could reasonably be expected not to have a Material Adverse Effect, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is not prohibited hereunder, (C) customary provisions in leases and other contracts restricting the assignment thereof, and (D) (1) any contractual obligation in effect on the date hereof or that governs any Debt, capital stock or assets of a Person acquired by the Company or any Subsidiary as in effect on the date of such acquisition (except to the extent such contractual obligation was created or such Debt was incurred in connection with or in contemplation of such acquisition, which limitation or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided, that in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred), (2) customary provisions in joint venture agreements and other similar instruments relating solely to the securities, assets and revenues of such joint venture, (3) restrictions on deposits or minimum net worth requirements imposed under contracts entered into in the ordinary course of business and (4) restrictions in Foreign Subsidiary debt documents.

Section 6.7. Consolidation and Merger; Asset Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, provided, however, that the restrictions contained in this Section 6.7 shall not apply to or prevent (i) the consolidation or merger of a Borrower with, or a conveyance or transfer of its assets to, another Borrower, (ii) the consolidation or merger of a Guarantor with, or a conveyance or transfer of its assets to, a Borrower or another Guarantor, (iii) the consolidation or merger of a Foreign Subsidiary with, or a conveyance or transfer of its assets to, an Obligor (if the Obligor shall be the continuing or surviving corporation) or another Foreign Subsidiary, or (iv) the acquisition of assets of other Persons permitted by Section 6.3.

Section 6.8. Restrictions on Nature of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any line of business materially different from that in which the Company and its Subsidiaries are presently engaged and businesses reasonably related or complementary thereto, and will not purchase, lease or otherwise acquire assets not related to such business. The Company will not make any change in the manner in which it operates business transactions between the Company and its Domestic Subsidiaries, on the one hand, and its Foreign Subsidiaries, on the other hand, that could reasonably be expected to be materially adverse to the interests of the Agent or the Banks, except as expressly contemplated by the Closing Date Projections, including, without limitation, (i) any change in the terms of, or any party’s performance under, any distribution arrangement or Distribution Agreement currently in place between an Obligor and a Foreign Subsidiary that could reasonably be expected to be materially adverse to the interests of the Agent or the Banks, except as expressly contemplated by the Closing Date Projections, or (ii) any change whereby more than 10% of the aggregate revenues of the Foreign Subsidiaries, taken as a whole, are (or, in the future, could reasonably be expected to be) derived from the distribution of goods for any Person other than the Company, one of its Subsidiaries or one of its joint ventures or other Affiliates permitted by Section 6.3.

Section 6.9. Prohibition of Entering into Negative Pledge Arrangements. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would:

(a) prohibit the Company or such Subsidiary from granting, or otherwise limit the ability of the Company or such Subsidiary to grant, to the Agent or the Banks any Lien on any assets or properties of the Company or such Subsidiary, except that the documents pertaining to Permitted Purchase Money Debt and Permitted Foreign Subsidiary Debt may prohibit Liens on the assets securing or otherwise related to such Permitted Purchase Money Debt and Permitted Foreign Subsidiary Debt; or

(b) be violated or breached by the Obligors’ performance of their obligations under the Loan Documents.

Section 6.10. Accounting. The Company will not, and will not permit any of its Subsidiaries to, adopt any material change in accounting principles, other than as required by GAAP, and will not adopt, permit or consent to any change in its fiscal year, except with the consent of the Agent, which will not be unreasonably withheld.

Section 6.11. Hazardous Substances. The Company will not, and will not permit any of its Subsidiaries to, cause or permit any Hazardous Substances to be disposed of in any manner which might result in any material liability to the Company or such Subsidiary, on, under or at any real property which is operated by the Company or such Subsidiary or in which the Company or such Subsidiary has any interest.

Section 6.12. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except pursuant to the reasonable requirements of the Company’s or the applicable Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that, the foregoing shall not in any manner limit the restrictions to be set forth in Sections 6.3 and 6.5. The Company will cause each of its Foreign Subsidiaries to comply with all of the terms of the Intercompany Subordination and Payment Agreement.

Section 6.13. Entegris Asia. The Company will not permit Entegris Asia to own any assets, other than (a) miscellaneous licenses and intangible rights incidental to Entegris Asia’s existence, (b) equity interests in Foreign Subsidiaries, so long as 65% of such equity interests are pledged to the Agent in accordance with the terms of this Agreement and the other Loan Documents, (c) assets of Entegris Asia used exclusively in the Taiwanese branch operated by Entegris Asia, and (d) other assets received by Entegris Asia from its Foreign Subsidiaries or otherwise in the ordinary course of business so long as such assets are transferred to the Company within 30 days after receipt by Entegris Asia.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1. Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) default in the payment of any principal of any Note when it becomes due and payable or default in the payment of any reimbursement obligation in respect of any Letter of Credit when it becomes due and payable; or

(b) default in the payment of any interest on any Note when it becomes due and payable or any fees, costs or expenses required to be paid by any Borrower or Guarantor under this Agreement or any other Loan Document when the same becomes due and payable and such default continues for three consecutive Business Days; or

(c) default in the performance, or breach, of any covenant or agreement on the part of the Borrowers contained in: (i) Section 2.21, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 or in any Section of Article VI; (ii) Section 5.1 or 5.2 and the continuance of such default or breach for a period of five (5) Business Days after any Borrower has or should reasonably have had notice thereof; (iii) Section 5.13 and the continuance of such default or breach for a period of ten (10) Business Days after any Borrower has or should reasonably have had notice thereof; or (iv) this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with) and the continuance of such default or breach for a period of thirty (30) calendar days after any Borrower has or should reasonably have had notice thereof; or

(d) default in the performance, or breach, of any covenant or agreement of any Obligor contained in: (i) Section 6 of the Security Agreement; (ii) Section 8 of the Security Agreement and the continuance of such default or breach for a period of five (5) Business Days after any Obligor has or should reasonably have had notice thereof; or (iii) in any Loan Document other than this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with) and the continuance of such default or breach for a period of thirty (30) calendar days after any Borrower has or should reasonably have had notice thereof beyond the applicable period of grace, if any, specified in such Loan Document; or disavowal or revocation, or attempted disavowal or revocation, of any Guaranty by any Guarantor; or if any Loan Document shall not be, or shall cease to be, enforceable in accordance with its terms; or

(e) any Obligor or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of any Obligor or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Obligor or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days thereafter; or

(f) any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Obligor or a Subsidiary, and, if instituted against any Obligor or a Subsidiary, shall have been consented to or acquiesced in by any Obligor or such Subsidiary, or shall remain undismissed for 60 days thereafter, or an order for relief shall have been entered against any Obligor or such Subsidiary, or any Obligor or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding; or

(g) any representation or warranty made by any Borrower or any of its Subsidiaries in any Loan Document or by any Borrower or any of its Subsidiaries (or any of the officers of any such entity) in any request for Loans, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made; or

(h) the rendering against any Borrower or any of its Subsidiaries of a final judgment, decree or order for the payment of money in excess of $5,000,000 (except to the extent the payment of such judgment is insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive calendar days without a stay of execution; or

(i) any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

(j) the maturity of any Debt in a principal amount exceeding $5,000,000 of any Borrower (other than Debt under this Agreement) or a Subsidiary shall be accelerated, or any Borrower or a Subsidiary shall fail to pay any such Debt when due or, in the case of such Debt payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause, such Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(k) any Reportable Event, which the Agent determines in good faith could reasonably be expected to constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to any Borrower or any of its Subsidiaries by the Agent; or any Plan shall have been terminated (other than a standard termination which is not reasonably expected to have a Material Adverse Effect), or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

(l) except to the extent permitted by Section 6.5 or Section 6.6, any Borrower or any of its Subsidiaries shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or shall sell all or substantially all of its assets; or

(m) a Change of Control shall occur.

Section 7.2. Rights and Remedies. Upon the occurrence of an Event of Default until such Event of Default is cured or waived to the written satisfaction of the Required Banks, the Agent may (and, upon written request of the Required Banks the Agent shall) exercise any or all of the following rights and remedies:

(a) by notice to the Borrowers, declare the Revolving Commitments to be terminated, whereupon the same shall forthwith terminate;

(b) by notice to the Borrowers, declare the entire unpaid principal amount of the Revolving Notes, all interest accrued and unpaid thereon, and all other Obligations to be forthwith due and payable, whereupon the Revolving Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) without notice to the Borrower and without further action, apply any and all monies owing by any Bank to any Borrower or to any of its Subsidiaries to the payment of the Revolving Notes, including interest accrued thereon, and to payment to payment of all other Obligations then owing by the Borrowers;

(d) exercise and enforce the rights and remedies available to the Agent, the Banks or to any Bank under any Loan Document, including rights and remedies with respect to the Collateral; and

(e) exercise any other rights and remedies available to the Agent, the Banks or to any Bank by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f) hereof, the entire unpaid principal amount of the Loans and Notes, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3. Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Sections 7.1(e) or (f) shall occur, or if any other Event of Default shall have occurred and the Agent shall have declared that the principal balance of the Notes is due and payable, the Borrowers shall, upon demand by the Agent (which demand the Agent may make at its discretion and shall make upon written request of the Required Banks), pay to the Agent, as agent and bailee for the Banks, an amount equal to 103% of the sum of the then extant Letter of Credit Obligations plus all Letter of Credit Fees to be paid on outstanding Letters of Credit (assuming such Letters of Credit remain outstanding until the applicable expiration dates). Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Agent and shall be pledged to the Agent as agent and bailee for the benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrowers default in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrowers acknowledge and agree that the Agent and the Banks shall have the right to require the Borrowers to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrowers to make any payment required under this Section 7.3, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Borrowers to pay or reimburse the Banks, including without limitation any right the Agent or Banks may have to enforce any security interest in any collateral for such obligations. The balance of any payment due under this Section 7.3 shall bear interest payable on demand until paid in full at a per annum rate equal to interest rate then applicable to the Loans.

ARTICLE VIII

AGREEMENT AMONG BANKS AND AGENT

Section 8.1. Authorization; Powers. Each Bank irrevocably appoints and authorizes the Agent to act as administrative agent for and on behalf of such Bank to the extent provided herein, in any Loan Documents (including by way of acting as “Secured Party” under any Loan Document relating to Collateral) or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Agent agrees to act as administrative agent for each Bank upon the express conditions contained in this Article VIII, but in no event shall the Agent constitute a fiduciary of any Bank, nor shall the Agent have any fiduciary responsibilities in respect of any Bank. In furtherance of the foregoing, and not in limitation thereof, each Bank irrevocably (a) authorizes the Agent to execute and deliver the Security Agreement, the Intercompany Subordination and Payment Agreement, and each of the other Loan Documents to which the Agent is (or is to be) a party, and to perform those obligations under each of the Loan Documents to which the Agent is (or is to be) a party as are specifically delegated to the Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements (if and to the extent collateral security is granted with respect to the Obligations), and (c) authorizes the Agent to act as agent of and for such Bank for purposes of holding, perfecting and disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks or, if so required pursuant to Section 9.2, upon the instructions of all Banks; provided, however, that except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.

Section 8.2. Application of Proceeds. The Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Bank (to the extent a Bank is to share therein and subject to the provisions of Section 2.14(f)) that Bank’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Bank’s appropriate Percentage. Each Bank’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to a Bank with respect to any such payments, collections and proceeds shall be to account for such Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. If any Bank has wrongfully refused to fund its Percentage of any Loans, or if the outstanding principal balance of the Loans made by any Bank is for any other reason less than its respective Percentage of the aggregate principal balance of all Loans (except Swing Line Loans), the Agent may remit payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount of the Loans owing to such Bank hereunder are equal to its Percentage of the aggregate amounts of the Loans owing to all of the Banks hereunder. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.

Section 8.3. Exculpation. The Agent shall not be liable for any action taken or omitted to be taken by the Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value of enforcement of any Collateral, or (c) any action taken or omitted by it. The designation of Wells Fargo as Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity as Bank hereunder.

Section 8.4. Use of the Term “Agent”. The term “Agent” is used herein in reference to the Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Agent and the Banks, in each case as independent contracting parties. However, the obligations of the Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5. Reimbursement for Costs and Expenses. All payments, collections and proceeds received or effected by the Agent may be applied first to pay or reimburse the Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees), foreclosure expenses and advances made to protect the security of any collateral (if and to the extent collateral security is granted with respect to the Obligations), but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Agent. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within five (5) days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent such Bank’s Percentage of the difference between (i) such costs and expenses and (ii) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day.

Section 8.6. Payments Received Directly by Banks. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Loan or on account of any fees under this Agreement (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Bank’s applicable Percentage with respect to the Loan, such Bank shall promptly give notice of such fact to the Agent and shall promptly remit to the Agent such amount as shall be necessary to cause the remitting Bank to share such excess payment or other recovery ratably with each of the Banks in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Bank or holder, the remittance shall be restored to the extent of such recovery.

Section 8.7. Indemnification. Each Bank severally, but not jointly, hereby agrees to indemnify and hold harmless the Agent, as well as the Agent’s agents, employees; officers and directors, ratably according to their respective Percentages from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgment, demands, damages, costs, disbursements, or expenses (including attorneys’ fees and expenses, and costs of in-house counsel) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its agents, employees, officers or directors in any way relating to or arising out of the Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent. Notwithstanding any other provision of the Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 8.8. Agent and Affiliates. Wells Fargo shall have the same rights and powers in its capacity as a Bank hereunder as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and Wells Fargo and its affiliates may accept deposits from and generally engage in any kind of business with the Borrowers and their Subsidiaries or any affiliate of the Borrowers and their Subsidiaries as fully as if Wells Fargo were not the Agent hereunder.

Section 8.9. Credit Investigation. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Revolving Commitment been granted and its Loans made directly by such Bank to the Borrowers without the intervention of the Agent or any other Bank. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrowers or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document or any other instrument or document delivered hereunder or in connection herewith.

Section 8.10. Defaults. The Agent shall have no duty to inquire into any performance or failure to perform by the Borrowers or their Subsidiaries and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Sections 7.1(a) or 7.1(b)) hereof unless the Agent has received notice from a Bank or the Borrowers specifying the occurrence of such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. In the event of any Default, the Agent shall (subject to Section 8.7 hereof) (a) in the case of a Default that constitutes an Event of Default, not take any of the actions referred to in Section 7.2(b) hereof unless so directed by the Required Banks, and (b) in the case of any Default, take such actions with respect to such Default as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take any action, or refrain from taking any action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

Section 8.11. Obligations Several. The obligations of each Bank hereunder are the several obligations of such Bank, and neither any Bank nor the Agent shall be responsible for the obligations of any other Bank hereunder, nor will the failure by the Agent or any Bank to perform any of its obligations hereunder relieve the Agent or any other Bank from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by any Bank or the Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Banks, together or with or without the Agent, as a partnership, association, joint venture, or other entity.

Section 8.12. Sale or Assignment; Addition of Banks. Except as permitted under the terms and conditions of this Section 8.12 or, with respect to participations, under Section 8.13, no Bank may sell, assign or transfer its rights or obligations under this Agreement or its interest in any Revolving Note. Any Bank, at any time upon at least five (5) Business Days’ prior written notice to the Agent and the Borrowers (unless the Agent and the Borrowers consent to a shorter period of time), may assign all or a portion portion is not less than $10,000,000) of such Bank’s Revolving Note, Loans and Revolving Commitment to a domestic or foreign bank (having a branch office in the United States), an insurance company or other financial institution (an “Applicant”) on any date (the “Adjustment Date”) selected by such Bank, but only so long as the Borrowers and the Agent shall have provided their prior written approval of such proposed Applicant. Notwithstanding the foregoing, (i) the Borrowers and the Agent will not unreasonably withhold its consent to any such assignment, (ii) no such consent of the Borrowers shall be required after the occurrence and during the continuance of an Event of Default, and (iii) no such consent of the Borrowers or the Agent shall be required in the case of an assignment to a Bank or an Affiliate of a Bank. Upon receipt of such approval and to confirm the status of each additional Bank as a party to this Agreement and to evidence the assignment in accordance herewith:

(a) the Agent, the Borrowers (if the Borrowers’ consent is required), the assigning Bank and such Applicant shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate in substantially the form of Exhibit H (an “Assignment Certificate”);

(b) if requested by the Agent, the Borrowers will execute and deliver to the Agent, for delivery by the Agent in accordance with the terms of the Assignment Certificate, (i) a new Revolving Note payable to the order of the Applicant in the amount corresponding to the applicable Revolving Commitment acquired by such Applicant and (ii) a new Revolving Note payable to the order of the assigning Bank in the amount corresponding to the retained Revolving Commitment. Such new Revolving Notes shall be in an aggregate principal amount equal to the principal amount of the Revolving Notes to be replaced by such new Revolving Notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the Revolving Note to be replaced thereby. Such new Revolving Notes shall be issued in substitution for, but not in satisfaction or payment of, the Revolving Note being replaced thereby and such new Revolving Notes shall be treated as Revolving Notes for purposes of this Agreement; and

(c) the assigning Bank shall pay to the Agent an administrative fee of $3,000.

Upon the execution and delivery of such Assignment Certificate and such new Revolving Notes, and effective as of the effective date thereof (i) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such additional Bank and the resulting adjustment of the Percentages arising therefrom, (ii) the assigning Bank shall be relieved of all obligations hereunder to the extent of the reduction of the assigning Bank’s Percentage, and (iii) the Applicant shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Bank herein and in each other Loan Document or other document or instrument executed pursuant hereto and subject to all obligations of a Bank hereunder, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Banks or all Banks. In order to facilitate the addition of additional Banks hereto, the Borrowers (subject to their approval rights hereunder, if any) and the Banks shall cooperate fully with the Agent in connection therewith and shall provide all reasonable assistance requested by the Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Borrowers as the Agent may reasonably request, the execution of such documents as the Agent may reasonably request with respect thereto, and the participation by officers of the Borrowers and the Banks at reasonable times and places in a meeting or teleconference call with any Applicant upon the reasonable request of the Agent.

Notwithstanding the foregoing, any Bank may at any time or from time to time (without the consent of the Agent or Borrowers) pledge or assign a security interest in all or a portion of its rights under this Agreement (including under the Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure its obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute such pledgee or assignee for such Bank as a party hereto.

Section 8.13. Participation. In addition to the rights granted in Section 8.12, each Bank may grant participations in all or a portion of its Revolving Note, Loans and Revolving Commitment to any domestic or foreign commercial bank (having a branch office in the United States), insurance company, financial institution or an affiliate of such Bank. No holder of any such participation shall be entitled to require any Bank to take or omit to take any action hereunder, except that a Bank selling a participation may agree with the participant that such Bank will not, without such participant’s consent, take any action which would, in the case of any principal, interest, Letter of Credit or fee in which the participant has an ownership or beneficial interest: (a) extend the final maturity of any Loans or extend the Revolving Termination Date, (b) reduce the interest rate on the Loans or the rate of Commitment Fees or Letter of Credit Fees, (c) forgive any principal of, or interest on, the Loans, any reimbursement obligation in respect of any Letter of Credit or any fees, or (d) release all or substantially all of any Collateral for the Loans and Letter of Credit Obligations. The Banks shall not, as among the Borrowers, the Agent and the Banks, be relieved of any of their respective obligations hereunder as a result of any such granting of a participation. The Borrowers hereby acknowledge and agree that any participation described in this Section 8.13 may rely upon, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document. Except as set forth in this Section 8.13, no Bank may grant any participation in its Revolving Note, Loans or Revolving Commitment.

Section 8.14. Withholding Tax Exemption. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form W8BEN or W8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Revolving Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W8BEN or W8ECI further undertakes to deliver to the Borrowers and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Revolving Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 8.15. Agent’s Counsel. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Document, perfecting any security interest, completing any filings or registrations and in connection with future legal representation relating to loan administration, amendments, modifications, waivers, forbearance or enforcement of remedies, Greenberg Traurig, LLP or any other law firm engaged by Wells Fargo (the “Wells Firm”) has only represented and shall only represent Wells Fargo, in its capacity as Agent and as a Bank. The Borrowers and each other Bank hereby acknowledge, and each Assignee and Participant (by accepting an Assignment or a Participation, as provided in Sections 8.12 and 8.13 hereof) shall be deemed to acknowledge, that no Wells Firm represents it in connection with any such matters.

Section 8.16. Borrowers not a Beneficiary or Party. Except with respect to the limitation of liability applicable to the Banks under Section 8.11 and the Borrowers’ right to approve additional Banks in accordance with Section 8.12, the provisions and agreements in this Article VIII are solely among the Banks and the Agent and the Borrowers shall not be considered a party thereto or a beneficiary thereof.

Section 8.17. Syndication Agent and Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any duties, responsibilities, liabilities or obligations under this Agreement in their capacities as, respectively, the Syndication Agent and the Documentation Agent.

Section 8.18. Collateral Matters.

(a) The Banks hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Revolving Commitments and payment and satisfaction in full by the Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if any Borrower certifies to the Agent that the sale or disposition is permitted under Section 6.5 of this Agreement or the other Loan Documents (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) as expressly contemplated in accordance with the terms of the Security Agreement or any other Loan Document, (iv) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (v) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Banks, or (z) otherwise, the Required Banks. Upon request by the Agent or any Borrower at any time, the Banks will confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.18; provided, however, that (1) the Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) The Agent shall have no obligation whatsoever to any of the Banks to assure that the Collateral exists or is owned by the Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Banks and that the Agent shall have no other duty or liability whatsoever to any Bank as to any of the foregoing, except as otherwise provided herein.

(c) The Agent hereby agrees with the Borrowers that upon any sale or other transfer by any Obligor of any Collateral that is permitted under Section 6.5 and the other applicable provisions of this Agreement and the other Loan Documents, the Agent shall execute and deliver such lien releases as the Borrowers may reasonably request with respect to the Collateral to be sold, all such lien releases to be in form and substance reasonably acceptable to the Agent; provided, that, Agent’s Liens shall attach to the Proceeds of such sale or transfer with the same validity, priority, force and effect that Agent’s Lien had against such Collateral prior to such sale or transfer.

Section 8.19. Agency for Perfection. The Agent hereby appoints each other Bank as its agent (and each Bank hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Bank obtain possession or control of any such Collateral, such Bank shall notify the Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.

Section 8.20. Field Audits and Examinations; Confidentiality; Disclaimers by Banks. By becoming a party to this Agreement, each Bank:

(a) is deemed to have requested that the Agent furnish such Bank, promptly after it becomes available, a copy of each field audit or examination report respecting the Borrowers or their Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of the Agent, and the Agent shall so furnish each Bank with such Reports,

(b) expressly agrees and acknowledges that the Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers or their Subsidiaries and will rely significantly upon the Borrowers’ and their Subsidiaries’ books and records, as well as on representations of the Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 9.12, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Bank preparing a Report harmless from any action the indemnifying Bank may take or fail to take or any conclusion the indemnifying Bank may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Bank has made or may make to the Borrowers, or the indemnifying Bank’s participation in, or the indemnifying Bank’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Agent, and any such other Bank preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by the Agent and any such other Bank preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Bank.

ARTICLE IX

MISCELLANEOUS

Section 9.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2. Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers or any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Required Banks and, if the rights or duties of the Agent are affected thereby, by the Agent; provided that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by all Banks:

(a) increase the Commitments (except to modify the definition of “Line Block”, “Borrowing Base” or the related defined terms);

(b) reduce the amount of any principal of or interest due on the Loans or any Letter of Credit Obligation or any fees payable to the Banks hereunder (other than as contemplated in the definitions of “Applicable Margin” and “MPT Event”);

(c) postpone any date fixed for any payment of principal of or interest on any outstanding Loan, Letter of Credit Obligations or fees payable to the Banks hereunder;

(d) release any Guaranty or the pledge of any equity interest in any Subsidiary under any Pledge Agreement, other than a release of such Guaranty or pledge of such equity interest to permit divestiture of the relevant Subsidiary permitted by this Agreement or specifically approved by the Required Banks;

(e) other than as permitted by Section 8.18(a), release Agent’s Lien in all or substantially all of the Collateral;

(f) change the definition of “Required Banks”; or

(g) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Banks or all Banks.

Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, Defaulting Banks shall not be entitled to vote or consent on any matter so long as the Defaulting Bank is treated the same as the other Banks.

Section 9.3. Notices and Distributions.

(a) Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and mailed or delivered to the applicable parties at their respective addresses set forth on Schedule 9.3, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.3. All such notices, requests, demands and other communications, when delivered, shall be effective upon actual delivery and when mailed, shall be effective when sent by nationally recognized overnight mail courier or delivery service, addressed as aforesaid, except that notices or requests to the Agent or any Bank pursuant to any of the provisions of Article II shall not be effective until received by the Agent or such Bank.

(b) The Borrowers agree that the Agent may make any material delivered by the Borrowers to the Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrowers or any of their Subsidiaries, or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Banks by posting such notices on an electronic delivery system (which may be provided by the Agent, an Affiliate, or any Person that is not an Affiliate of the Agent), such as IntraLinks®, or a substantially similar electronic system that requires passwords for access and takes other customary measures with respect to confidentiality and security (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates represents or warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Communications posted on the Platform. The Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except to the extent any of the foregoing liabilities are caused by the gross negligence or willful misconduct of the Agent or any of its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Bank agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Bank of such information, documents or other materials comprising such Communication. Each Bank agrees (i) to notify, on or before the date such Bank becomes a party to this Agreement, the Agent in writing of such Bank’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notification may be sent to such e-mail address.

Section 9.4. Costs and Expenses. The Borrowers will reimburse the Agent and the other members of the Bank Group for all Bank Group Expenses, such reimbursement to be made (a) on the Closing Date, in the case of all Bank Group Expenses incurred on or prior to the Closing Date, and (b) promptly following request for reimbursement, in the case of other Bank Group Expenses.

Section 9.5. Indemnity. In addition to the payment of Bank Group Expenses pursuant to Section 9.4, the Borrowers agree to indemnify, defend and hold harmless the Agent, each Bank and each of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees and agents (the “Indemnitees”), from and against (i) any claim, loss or damage to which any Indemnitee may be subjected as a result of any past, present or future existence, use, handling, storage, transportation or disposal of any Hazardous Substance by any Borrower or any of its Subsidiaries or with respect to any property owned, leased or controlled by any Borrower or any of its Subsidiaries, (ii) any and all transfer taxes, documentary taxes, recording taxes, assessments or charges made by any governmental authority (excluding income or gross receipts taxes) by reason of the execution and delivery of this Agreement and the other Loan Documents, the recording or filing of any Mortgage or other Loan Document, the Agent’s Lien in any Collateral, or the making of any Loans, and (iii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with, the making of any Loans, issuance of any

Letter of Credit, the entering into this Agreement or any other Loan Documents, the Agent’s Lien in any Collateral, or the use or intended use of the proceeds of the Loans. WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH (AND/OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT INDEMNITEE OR ITS RELATED PARTIES. If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon request of such Indemnitee, the Borrowers, or counsel designated by the Borrowers and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrowers’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrowers shall nevertheless make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities contemplated hereby which is permissible under applicable law. The obligations of the Borrowers under this Section 9.5 shall survive termination of this Agreement and the discharge of the Obligations.

Section 9.6. Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota, except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the any security interest in any collateral (if and to the extent collateral security is granted with respect to the Obligations) and except to the extent expressly provided to the contrary in any Loan Document.

(b) Jurisdiction. The Borrowers, the Agent and the Banks hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrowers, the Agent and the Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The Borrowers, the Agent and the Banks hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrowers agree that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.7(b) shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrowers or any of their Subsidiaries or the property of the Borrowers or any of their Subsidiaries (including the Collateral) in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. THE BORROWERS, THE BANKS AND THE AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.8. Integration; Inconsistency. This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.9. Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.10. Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 9.11. Binding Effect; No Assignment by Borrowers. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Banks, the Agent and their respective successors and assigns; provided, however, the Borrowers may not assign any or all of their rights or obligations hereunder or any of their interest herein without the prior written consent of all Banks.

Section 9.12. Confidentiality. The Agent and each Bank shall hold all non-public information regarding Borrowers and their Subsidiaries and their businesses obtained by such Bank pursuant to the requirements hereof in accordance with such Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, the Agent and each Bank may make (i) on a confidential basis, disclosures of such information to Affiliates of such Bank or Agent and to their respective agents and advisors (and to other Persons authorized by a Bank or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.12), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers and their Subsidiaries received by it from the Agent or any Bank, (iv) disclosures in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Bank and the Agent shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Agent and each Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Banks in connection with the administration and management of this Agreement and the other Loan Documents.

Section 9.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.14. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.15. Senior Debt. The Obligations are intended to be senior Debt, and not subordinated to, or made pari passu with, other Debt that is subordinated to any other Debt of the Borrowers. The Obligations are deemed to be expressly designated and named as “Designated Senior Indebtedness,” “Senior Indebtedness” or similar terms for purposes of any present or future loan agreement, indenture, note issuance or purchase agreement or other document under which such a designation is applicable or available for senior Debt of the Borrowers.

Section 9.16. USA Patriot Act. Each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Bank to identify the Borrowers in accordance with the Act.

Section 9.17. Borrowers’ Agent. Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for such Borrower (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agent and the Banks with notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices, certificates (including Borrowing Base Certificates and Compliance Certificates) and instructions under this Agreement, (ii) to accept on behalf of all Borrowers any and all notices delivered by the Agent or the Banks hereunder, and (iii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Borrowers’ loan account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Bank Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Borrowers’ loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Bank Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Bank Group and hold each member of the Bank Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Bank Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Borrowers’ loan account and Collateral of the Borrowers as herein provided, (b) the Bank Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Bank Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant member of the Bank Group under this Section 9.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such member of the Bank Group.

Section 9.18. Effect of Restatement. The execution and delivery of this Agreement shall not constitute a novation, waiver, release or modification of any rights, claims or remedies of Agent or the Bank Group under the Existing Credit Agreement, or any indebtedness or other obligations owing to Agent or the Bank Group thereunder, based on any facts or events occurring or existing prior to the date hereof. Amounts in respect of interest, fees, and other amounts payable to or for the account of the Agent and the Bank Group shall be calculated (a) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (b) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

Section 9.19. Waiver and Release. Each Borrower, for itself and on behalf of each of its Subsidiaries, hereby: (a) acknowledges that, after giving effect to all Closing Date payments, the outstanding principal balance of Loans under the Existing Credit Agreement is $138,125,801.00 and there is $754,945.63 of accrued but unpaid interest, $30,542.64 of accrued but unpaid “Commitment Fees”, and $1,666.45 of accrued but unpaid “Letter of Credit Fees” due thereunder (which amounts are in addition to any and all obligations with respect to the reimbursement of costs and expenses thereunder); (b) acknowledges that all of the Obligations are absolutely due and owing by the Borrowers to the Agent and the Bank Group without any defense, deduction, offset or counterclaim; (c) waives, remises, acquits, releases and forever discharges the Agent and the Bank Group and their respective predecessors, successors, assigns, affiliates, shareholders, directors, officers, directors, accountants, attorneys, employees, agents, representatives and servants of, from and against any and all claims, actions, causes of action, suits, proceedings, contracts, judgments, damages, accounts, reckonings, executions, and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law, at equity or otherwise, which any Borrower or any of their Subsidiaries ever had or has as of the Closing Date for or by reason of any matter, cause or anything whatsoever to this date relating to or arising out of the Existing Credit Agreement, any of the “Loan Documents” executed in connection therewith, or otherwise, including, without limitation, any actual or alleged act or omission of or on behalf of the Agent or any member of the Bank Group with respect to the Existing Credit Agreement or any of the “Loan Documents” executed in connection therewith, or the enforcement of any of the Agent’s or any Bank Group member’s rights or remedies thereunder; and (d) waives any and all rights to claim any punitive, indirect or consequential damages in connection with this Agreement and the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTEGRIS, INC.

By:	/s/ Gregory B. Graves

Name:	Gregory B. Graves

Title:	Chief Financial Officer, Executive
Vice President and Treasurer

POCO GRAPHITE, INC.

By:	/s/ Gregory B. Graves

Name:	Gregory B. Graves

Title:	Vice President and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and as Agent

By:	/s/ Troy Jefferson

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CITIBANK NA, as a Bank and as Syndication Agent

By:	/s/ Humberto M. Salomon

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RBS CITIZENS, NATIONAL ASSOCIATION, as successor by merger to Citizens Bank, N.A., as a Bank and as Documentation Agent

By:	/s/ Peter Coates

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By:	/s/ Victor Pierzchalski

Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Anthony Galea

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NATIONAL CITY BANK, as a Bank

By:	/s/ Derek R. Cook

Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Ziad W. Amra

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMERICA BANK, as a Bank

By:	/s/ Timothy O’Rourke

Title:	Vice President

Signature Page to Amended and Restated Credit Agreement